--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                            ------------------------

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                            ------------------------

    Filed by the Registrant /X/

    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                             HEXCEL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(i)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act rule 14a-6(i)(3)
     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   [LOGO]
                               HEXCEL CORPORATION
                               TWO STAMFORD PLAZA
                             281 TRESSER BOULEVARD
                        STAMFORD, CONNECTICUT 06901-3238
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 21, 1998
                             ---------------------

To the Stockholders of Hexcel Corporation:

    NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders (the "Annual Meeting") of Hexcel Corporation, a Delaware corporation ("Hexcel"), will be held at the Marriott Hotel, Two Stamford Forum, Stamford, Connecticut, on May 21, 1998, at 10:30 a.m., local time, for the following purposes:

        1. To elect nine individuals (John M.D. Cheesmond, Marshall S. Geller, John J. Lee, Stanley Sherman, Martin L. Solomon, George S. Springer, Joseph
    T. Sullivan, Hermann Vodicka and Franklin S. Wimer) to Hexcel's Board of Directors to serve as directors until the next annual meeting of stockholders and until their successors are duly elected and qualified;

        2. To approve and adopt Hexcel's Management Incentive Compensation Plan as amended and restated as of March 26, 1998; and

        3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

    Hexcel's Board of Directors (the "Board of Directors") has fixed the close of business on March 23, 1998 as the record date (the "Record Date") for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of Hexcel common stock at the close of business on the Record Date shall be entitled to vote at the Annual Meeting, either by proxy or in person. A list of such stockholders will be available for inspection at the offices of Hexcel at least 10 days prior to the Annual Meeting and will also be available for inspection at the Annual Meeting. Each share of Hexcel common stock is entitled to one vote on each matter to be acted upon or which may properly come before the Annual Meeting.

    The enclosed proxy is solicited by the Board of Directors. Reference is made to the attached Proxy Statement for further information with respect to the business to be transacted at the Annual Meeting.

    Whether or not you plan to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and return it promptly using the enclosed pre-addressed, postage-paid, return envelope. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously returned your proxy card. Your prompt attention is appreciated.

                                          By order of the Board of Directors
                                          Ira J. Krakower
                                          Secretary

Dated: April 20, 1998

           YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED
                  PRE-ADDRESSED, POSTAGE-PAID RETURN ENVELOPE.

                               HEXCEL CORPORATION
                               TWO STAMFORD PLAZA
                             281 TRESSER BOULEVARD
                        STAMFORD, CONNECTICUT 06901-3238
                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 21, 1998

                            ------------------------

    This Proxy Statement is being furnished to the stockholders of Hexcel Corporation, a Delaware corporation ("Hexcel"), in connection with the solicitation of proxies by Hexcel's Board of Directors (the "Board of Directors") for use at the Annual Meeting of Stockholders of Hexcel to be held at the Marriott Hotel, Two Stamford Forum, Stamford, Connecticut, on May 21, 1998, at 10:30 a.m., local time, and at any adjournment or postponement thereof (the "Annual Meeting"). At the Annual Meeting, stockholders will be asked to consider and vote on (i) the election of nine individuals (John M.D. Cheesmond, Marshall S. Geller, John J. Lee, Stanley Sherman, Martin L. Solomon, George S. Springer, Joseph T. Sullivan, Hermann Vodicka and Franklin S. Wimer) to the Board of Directors; (ii) the approval and adoption of Hexcel's Management Incentive Compensation Plan as amended and restated as of March 26, 1998 (as so amended, the "Management Incentive Compensation Plan"); and (iii) such other matters as may properly come before the Annual Meeting.

    The Board of Directors does not intend to bring any matter before the Annual Meeting except as specifically indicated in the attached notice, nor does the Board of Directors know of any matters which anyone else proposes to present for action at the Annual Meeting. The persons named in the enclosed proxy card, or their duly constituted substitutes acting at the Annual Meeting, will be authorized to vote or otherwise act thereon at their discretion and in accordance with their judgment on such matters.

    This Proxy Statement and the accompanying proxy card are first being mailed to stockholders of Hexcel on or about April 20, 1998. The date of this Proxy Statement is April 20, 1998.

    No person has been authorized to give any information or to make any representation other than those contained in this Proxy Statement in connection with the solicitation of proxies made hereby and, if given or made, such information or representation must not be relied upon as having been authorized by Hexcel or any other person. The delivery of this Proxy Statement shall not under any circumstances create an implication that there has been no change in the affairs of Hexcel since the date hereof or that the information herein is correct as of any time subsequent to the date hereof.

                                                                                                                PAGE
                                                                                                                -----

THE MEETING................................................................................................           3

  General..................................................................................................           3

  Matters to be Considered at the Meeting..................................................................           3

  Record Date; Voting Rights...............................................................................           3

  Proxies..................................................................................................           4

  Recommendations of the Board of Directors................................................................           4

ELECTION OF DIRECTORS......................................................................................           4

  Information Regarding the Directors and Director Nominees................................................           5

  Meetings and Standing Committees of the Board of Directors...............................................           8

EXECUTIVE OFFICERS.........................................................................................           9

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............................................          11

  Stock Beneficially Owned by Principal Stockholders.......................................................          11

  Stock Beneficially Owned by Directors and Officers.......................................................          12

EXECUTIVE COMPENSATION.....................................................................................          13

  Summary Compensation Table...............................................................................          13

  Options and Restricted Stock.............................................................................          16

  Deferred Compensation....................................................................................          18

  Employment and Other Agreements..........................................................................          19

  Compensation Committee Report on Executive Compensation..................................................          20

  Compensation Committee Interlocks and Insider Participation..............................................          23

  Compensation of Directors................................................................................          23

PERFORMANCE GRAPH..........................................................................................          24

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................................................          24

THE MANAGEMENT INCENTIVE COMPENSATION PLAN.................................................................          31

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE....................................................          33

OTHER MATTERS..............................................................................................          33

STOCKHOLDER PROPOSALS......................................................................................          33

INDEPENDENT AUDITORS.......................................................................................          33

ANNUAL REPORT..............................................................................................          33

ANNEX A--MANAGEMENT INCENTIVE COMPENSATION PLAN............................................................         A-1

                                  THE MEETING

GENERAL

    This Proxy Statement is being furnished to stockholders of Hexcel in connection with the solicitation of proxies by the Board of Directors of Hexcel for use at the Annual Meeting to be held at the Marriott Hotel, Two Stamford Forum, Stamford, Connecticut, on May 21, 1998, at 10:30 a.m., local time, and at any adjournment or postponement thereof. Each copy of this Proxy Statement is accompanied by a proxy card for use at the Annual Meeting.

MATTERS TO BE CONSIDERED AT THE MEETING

    At the Annual Meeting, holders of Hexcel's common stock, par value $0.01 per share ("Hexcel Common") will vote upon (i) the election of nine individuals to the Board of Directors; (ii) the approval and adoption of the Management Incentive Compensation Plan; and (iii) such other matters as may properly be brought before the Annual Meeting and any adjournment or postponement thereof.

RECORD DATE; VOTING RIGHTS

    The Board of Directors of Hexcel has fixed the close of business on March 23, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). This Proxy Statement and the enclosed proxy card are being mailed on or about April 20, 1998 to holders of record of Hexcel Common on the Record Date. On the Record Date, there were 36,853,071 shares of Hexcel Common outstanding held by 2,293 stockholders of record.

    The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of the Hexcel Common entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

    The election of directors requires a plurality of the votes cast in person or by proxy at the Annual Meeting. Approval and adoption of the Management Incentive Compensation Plan requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting. See "THE MANAGEMENT INCENTIVE COMPENSATION PLAN".

    Under the rules of the New York Stock Exchange brokers who hold shares in "street name" have the authority to vote on certain matters when they do not receive instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors. With respect to the proposal to approve and adopt the Management Incentive Compensation Plan, brokers may not vote shares held for customers without specific instructions from such customers. In determining whether the proposal to approve and adopt the Management Incentive Compensation Plan has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal; broker non-votes will be disregarded and will have no effect on the outcome of the vote. Under applicable Delaware law, in determining whether the proposal to elect directors has received the requisite vote, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote.

    Under the terms of a Governance Agreement dated as of February 29, 1996, between Hexcel and Ciba-Geigy Limited ("CGL"), as amended in accordance with the Hexcel Consent Letter (as defined below) (the "Governance Agreement"), Ciba Specialty Chemicals Holding Inc. ("Ciba"), which currently beneficially holds 48.9% of the issued and outstanding Hexcel Common, is subject to certain voting restrictions with respect to the shares of Hexcel Common held by it. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." In accordance with the terms of the Governance Agreement, Ciba has indicated that it will vote its shares of Hexcel Common in favor of each of the nominees for election to the Board of Directors and for the approval and adoption of the Management Incentive Compensation Plan.

PROXIES

    All shares of Hexcel Common which are entitled to vote and are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, and not revoked, will be voted at such Annual Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted as follows:

    FOR the election of each of the nominees to Hexcel's Board of Directors; and

    FOR the approval and adoption of the Management Incentive Compensation Plan.

    If any other matters are properly presented for consideration at the Annual Meeting, the persons named in the enclosed proxy card and acting thereunder, or their duly constituted substitutes acting at the Annual Meeting, will have discretion to vote on such matters in accordance with their judgment.

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Hexcel at or before the taking of the vote at the Annual Meeting a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Hexcel before the taking of the vote at the Annual Meeting or (iii) attending the Annual Meeting and voting in person. Notice of revocation or subsequent proxy should be sent so as to be delivered to Hexcel Corporation, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901--3238,
Attention: Secretary, or hand delivered to the Secretary of Hexcel, at or before the taking of the vote at the Annual Meeting.

    The cost of solicitation of proxies will be paid by Hexcel. Hexcel has retained Georgeson & Company Inc. to aid in the solicitation of proxies at a fee of $3,000 plus expenses. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Hexcel in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Hexcel will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS

    The Board of Directors unanimously recommends a vote FOR the election of each of the nominees to the Board of Directors and a vote FOR the approval and adoption of the Management Incentive Compensation Plan. See "ELECTION OF DIRECTORS" and "THE MANAGEMENT INCENTIVE COMPENSATION PLAN".

                             ELECTION OF DIRECTORS

    On February 29, 1996, the Board of Directors was reconstituted in accordance with the terms of the Governance Agreement and a Strategic Alliance Agreement, dated as of September 29, 1995 (the "Strategic Alliance Agreement") among Hexcel, CGL and Ciba-Geigy Corporation ("CGC" and together with CGL, "Ciba-Geigy"). In accordance with a consent letter dated February 21, 1997 (the "Hexcel Consent Letter"), Hexcel consented to the assignment by Ciba-Geigy of all of their respective rights under such agreements to Ciba and to the assumption by Ciba of all obligations thereunder. As amended in accordance with the Hexcel Consent Letter, the Governance Agreement provides that the Board of Directors shall consist of ten directors, including four directors designated by Ciba (the "Ciba Directors") (currently John M.D. Cheesmond, Stanley Sherman, Joseph T. Sullivan and Hermann Vodicka), the Chairman of the Board of Hexcel and the President of Hexcel (both positions currently held by John J. Lee) and four additional directors who are independent of Ciba (the "Independent Directors") (currently Marshall S. Geller, Martin L. Solomon, George S. Springer and Franklin S. Wimer). A vacancy has existed on the Board of Directors since the resignation of Mr. Juergen Habermeier as a director on December 31, 1997. Mr. Lee has assumed the position of President formerly held by Mr. Habermeier and is expected to continue as President until a replacement President is appointed. Unless the Governance Agreement is amended to eliminate the requirement that the President also be a director, any individual selected to be replacement President will also be appointed to fill the vacancy on the Board of Directors.

    Pursuant to the Governance Agreement, the composition of any slate of nominees to be presented to stockholders of Hexcel for election to the Board of Directors is generally determined as follows: (i) if Ciba beneficially owns voting securities representing 30% or more of the total voting power of Hexcel, the slate of nominees will consist of four individuals designated by Ciba (the "Ciba Nominees"), the Chairman of the Board of Hexcel, the President of Hexcel and four additional individuals, each of whom (x) is not a Ciba Director, (y) is not and has not been an officer, employee or director of Ciba or any affiliate or associate of Ciba and (z) has no affiliation or relationship with Ciba or its affiliates such that a reasonable person would regard such person as likely to be influenced by Ciba or its affiliates (the "Independent Nominees"); (ii) if Ciba beneficially owns voting securities representing less than 30% but at least 20% of the total voting power of Hexcel, the slate of nominees will consist of three Ciba Nominees, the Chairman, the President and five additional Independent Nominees; (iii) if Ciba beneficially owns voting securities representing less than 20% but at least 15% of the total voting power of Hexcel, the slate of nominees will consist of two Ciba Nominees, the Chairman, the President and six additional Independent Nominees; and (iv) if Ciba beneficially owns voting securities representing less than 15% but at least 10% of the total voting power of Hexcel, the slate of nominees will consist of one Ciba Nominee, the Chairman, the President and seven additional Independent Nominees. In accordance with the Governance Agreement, Independent Nominees are designated by the Independent Directors (including the Chairman and the President if he or she is an Independent Director).

    Ciba currently beneficially owns approximately 48.9% of the total voting power of Hexcel. In accordance with the Governance Agreement, the following individuals have been nominated for election to the Board of Directors: (i) John
J. Lee (the Chairman and President); (ii) John M.D. Cheesmond, Stanley Sherman, Joseph T. Sullivan and Hermann Vodicka (the Ciba Nominees); and (iii) Marshall
S. Geller, Martin L. Solomon, George S. Springer and Franklin S. Wimer (the Independent Nominees). All of the nominees for election to the Board of Directors are currently serving as directors of Hexcel.

    Unless otherwise instructed on the enclosed proxy card, the persons named therein will vote such proxy (if properly executed and returned) for the election of each of the director nominees. In case any nominee becomes unavailable for election or declines to serve for any reason, an event Hexcel does not anticipate, the shares of Hexcel Common represented by a properly executed and returned proxy will be voted for an alternative or alternatives designated in accordance with the Governance Agreement.

INFORMATION REGARDING THE DIRECTORS AND DIRECTOR NOMINEES

    Set forth below is certain information concerning the current directors of Hexcel as of April 8, 1998. All current directors have been nominated for reelection to the Board of Directors. There are no family relationships among any Hexcel executive officer, director, or director nominee

                                                                DIRECTOR
NAME                                                  AGE         SINCE                 POSITION(S) WITH HEXCEL
------------------------------------------------      ---      -----------  ------------------------------------------------
John J. Lee.....................................          61         1993   Chairman of the Board; Chief Executive Officer;
                                                                              President; Director
John M.D. Cheesmond.............................          48         1996   Director
Marshall S. Geller..............................          59         1994   Director
Stanley Sherman.................................          59         1996   Director
Martin L. Solomon...............................          61         1996   Director
George S. Springer..............................          64         1993   Director
Joseph T. Sullivan..............................          58         1996   Director
Hermann Vodicka.................................          55         1996   Director
Franklin S. Wimer...............................          62         1996   Director

    JOHN J. LEE, age 61, has served as Chairman of the Board of Directors of Hexcel since February 1996, Chief Executive Officer since January 1994, President since May 1997, Chairman and Chief Executive Officer from January 1994 to February 1995, Chairman and Co-Chief Executive Officer from July 1993 to December 1993 and a director of Hexcel since May 1993. Mr. Lee also serves as Chairman of the Nominating Committee and a member of the Finance Committee of Hexcel. In addition, Mr. Lee has served as Chairman of the Operating Committee of Hexcel since May 1997 (the Operating Committee is a committee comprised of certain members of senior management of Hexcel which provides oversight of, and establishes policies in connection with, Hexcel's worldwide business operations). Mr. Lee is also a director of Aviva Petroleum Corporation, an oil and gas exploration company and of Hvide Marine Incorporated, a marine support and transportation services company, and has served as Chairman of the Board, President and Chief Executive Officer of Lee Development Corporation, a merchant banking company, since 1987. Mr. Lee is a Trustee of Yale University and has been an adviser to the Clipper Group, a private investment partnership from 1993 to December 1997. Mr. Lee served as a director of XTRA Corporation, a transportation equipment leasing company, from 1990 to January 1996. From July 1989 through April 1993, Mr. Lee served as Chairman of the Board and Chief Executive Officer of Seminole Corporation, a manufacturer and distributor of fertilizer. From April 1988 through April 1993, Mr. Lee served as a director of Tosco Corporation, a national refiner and marketer of petroleum products and as President and Chief Operating Officer of Tosco Corporation from 1990 through 1993. Mr. Lee is also a director of various privately-held corporations.

    JOHN M.D. CHEESMOND, age 48, has been a director of Hexcel since February 1996. Mr. Cheesmond also serves as Chairman of the Executive Compensation Committee and a member of the Finance Committee of Hexcel. Mr. Cheesmond is Executive Vice President and Head of Corporate Strategy, and a member of the Executive Committee of Ciba, a leading global specialty chemical company and successor to Ciba-Geigy's industrial chemicals business. Mr. Cheesmond also serves as a member of Beirat of TFL, a European headquatered joint venture in leather chemicals. Mr. Cheesmond served as Senior Vice President and Head of Regional Finance and Control of CGL from 1994 to 1996. From 1991 to 1993, Mr. Cheesmond served as Group Vice President, Planning, Information and Control at Ciba Vision Corporation.

    MARSHALL S. GELLER, age 59, has been a director of Hexcel since August 1994. Mr. Geller also serves as a member of the Audit, Executive Compensation and Nominating Committees of Hexcel. Mr. Geller is currently Chairman of the Board, Chief Executive Officer and founding partner at Geller & Friend Capital Partners, Inc., a merchant banking firm, since November 1995. From 1991 to 1995, Mr. Geller was Senior Managing Director of Golenberg & Geller, Inc., a merchant banking firm. From 1988 to 1990, he was Vice Chairman of Gruntal & Company, an investment banking firm. From 1967 to 1988, he was a Senior Managing Director of Bear, Stearns & Co. Inc., an investment banking firm. Mr. Geller is currently a director of Ballantyne of Omaha, iMALL, Inc., Datalink Systems Corp., Players International, Value Vision International, Inc., Cabletel Communications Corp. and various privately-held corporations and charitable organizations. Mr. Geller currently serves as Chairman of the Investment Committee for both Players International, and Value Vision International, Inc.

    STANLEY SHERMAN, age 59, has been a director of Hexcel since February 1996. Mr. Sherman also serves as a member of the Executive Compensation and Finance Committees of Hexcel. Mr. Sherman is President and Chief Executive Officer of Ciba Specialty Chemicals Corporation (North America) and Chairman of the Board of Ciba Specialty Chemicals Canada, Inc., both of which are members of the Ciba group. Mr. Sherman served as a director and Vice President and Chief Financial Officer of CGC from 1991 to 1996, serving on the Finance Committee and the Corporate Management Committee of CGC's Board of Directors. From 1986 to 1991, Mr. Sherman served as Vice President-Corporate Planning of CGC. Mr. Sherman also serves on the Board of the Westchester Educational Coalition and the Chemical Manufacturers Association.

    MARTIN L. SOLOMON, age 61, has been a director of Hexcel since May 1996. Mr. Solomon also serves as Chairman of the Finance Committee and as a member of the Audit and Executive Compensation Committees of Hexcel. Since June 1997, Mr. Solomon has been the Chairman and Chief Executive Officer of American Country Holdings, Inc., an insurance company holding company. Since 1990, Mr. Solomon has been a private investor. From 1988 to 1990, he was Managing Director and general partner of Value Equity Associates, I, L.P., an investment partnership. From 1985 to 1987, Mr. Solomon was an investment analyst and portfolio manager with Steinhardt Partners, an investment partnership. From 1985 to 1996, Mr. Solomon was a Director and Vice-Chairman of the Board of Great Dane Holdings, Inc., a company engaged in the manufacture of transportation equipment, automobile stamping, the lease of taxis and insurance. Since 1995, Mr. Solomon has been a Director of DLB Oil and Gas, Inc., a company engaged in oil exploration and production. Since 1990, Mr. Solomon has been a Director of XTRA Corporation, a lessor of truck trailers, marine containers, and intermodal equipment, and since June 1997, Mr. Solomon has been a Director of Telephone and Data Systems, Inc., a diversified telecommunications service company with established wireless and wireline operations. Mr. Solomon is also a director of various privately held corporations and civic organizations.

    GEORGE S. SPRINGER, age 64, has been a director of Hexcel since January 1993. Mr. Springer also serves as Chairman of the Technology Committee of Hexcel. Mr. Springer is the Paul Pigott Professor and Chairman of the Department of Aeronautics and Astronautics, and by courtesy, Professor of Mechanical Engineering and Professor of Civil Engineering at Stanford University. Mr. Springer joined Stanford University's faculty in 1983.

    JOSEPH T. SULLIVAN, age 58, has been a director of Hexcel since February 1996. Mr. Sullivan also serves as a member of the Nominating and Technology Committees of Hexcel. Mr. Sullivan is the Joseph H. Colic Professor of Chemical Engineering at Virginia Polytechnic Institute and State University in Blacksburg, VA. Mr. Sullivan served as a director and Senior Vice President of CGC from 1986 to 1996.

    HERMANN VODICKA, age 55, has been a director of Hexcel since February 1996. Mr. Vodicka also serves as a member of the Nominating and Technology Committees of Hexcel. From 1996, Mr. Vodicka has served as the Chief Executive Officer and as a director of Ciba. Mr. Vodicka served as President of the Polymers Division and a member of the Executive Committee of CGL from 1993 to 1996. Mr. Vodicka was the Chairman of the Board of Mettler-Toledo, a leading worldwide manufacturer of scales and balances and a wholly owned subsidiary of CGL, until its sale in 1996. From 1988 to 1993, Mr. Vodicka was President and Chief Executive Officer of Mettler-Toledo.

    FRANKLIN S. WIMER, age 62, was a director of Hexcel from February 1995 to February 1996 and was reelected in May 1996. Mr. Wimer is Chairman of the Audit Committee and also serves on the Technology Committee of Hexcel. Mr. Wimer is President and Principal of UniRock Management Corporation ("UniRock"), a private merchant banking firm based in Denver, Colorado. Mr. Wimer has been with UniRock since 1987. UniRock acted as strategic planning consultant to Hexcel from December 1993 through April 1996. Mr. Wimer is currently Chairman of the Board of Vista Restaurants, Inc., Chairman of the Board of Colorado Gaming & Entertainment Co. and is a director of the Denver Paralegal Institute and Foresight Products, Inc.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF THE NOMINEES FOR
                                    DIRECTOR

MEETINGS AND STANDING COMMITTEES OF THE BOARD OF DIRECTORS

    During 1997, there were 8 meetings of the Board of Directors and 22 meetings in the aggregate of the five standing committees of the Board. Overall attendance at the Board and committee meetings was approximately 94% in 1997. Each of the incumbent directors, except Mr. Vodicka, attended or participated in at least 75% of the aggregate number of Board of Directors meetings and applicable committee meetings held during 1997.

    The Board of Directors has established the following standing committees:
Audit Committee; Executive Compensation Committee; Finance Committee; Nominating Committee; and Technology Committee. The Board of Directors may establish other special or standing committees from time to time. Members of committees serve at the discretion of the Board of Directors. In accordance with the Governance Agreement and subject to applicable law, rules and regulations (including those of applicable self-regulatory organizations), for so long as Ciba beneficially owns voting securities representing at least 40% of the total voting power of Hexcel, each committee of the Board of Directors will consist of an equal number of Ciba Directors and Independent Directors. At all other times each committee will be comprised such that Ciba's representation on each committee is at least proportionate to its representation on the Board of Directors unless the committee is comprised of three members or less, in which case at least one Ciba Director will serve on such committee.

    On behalf of the Board of Directors, the Audit Committee reviews, with management and the independent auditors as deemed necessary, the financial statements, the results of the annual audit and internal accounting and control matters. It also recommends to the Board of Directors the selection of auditors. While the Audit Committee is concerned with the accuracy and completeness of Hexcel's financial statements and matters relating thereto, it is not in a position to, nor does it in any sense professionally evaluate the quality of the independent audit. It is believed that the Audit Committee's activities serve a useful function in providing ongoing review on behalf of the Board of Directors but they in no way alter the traditional roles and responsibilities of Hexcel's management and independent auditors with respect to the accounting and control functions and financial statements. The current members of the Audit Committee are Messrs. Wimer (Chairman), Geller and Solomon. During 1997, the Audit Committee held five meetings.

    The Executive Compensation Committee makes recommendations to the Board of Directors on matters pertaining to the compensation of, and certain related matters affecting, Hexcel's executive officers. The Executive Compensation Committee also administers Hexcel's incentive plans and makes grants of stock options and/or awards of restricted stock units or other equity based compensation to executive officers and certain non-officer key employees of Hexcel. The current members of the Executive Compensation Committee are Messrs. Cheesmond (Chairman), Geller, Sherman and Solomon. During 1997, the Executive Compensation Committee held four meetings.

    The Finance Committee oversees certain financial affairs of Hexcel and makes recommendations to the Board of Directors with respect thereto The current members of the Finance Committee are Messrs. Solomon (Chairman), Cheesmond, Lee and Sherman. During 1997, the Finance Committee held nine meetings.

    The Nominating Committee recommends nominees for the Board of Directors. The Nominating Committee does not solicit stockholder recommendations for nomination. Under the Governance Agreement, the Nominating Committee is required to nominate the Chairman, the President, the Ciba Nominees and the Independent Nominees. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS-The Governance Agreement." The current members of the Nominating Committee are Messrs. Lee (Chairman), Geller, Sullivan and Vodicka. During 1997, the Nominating Committee held one meeting.

    The Technology Committee oversees Hexcel's technological processes and research and development activities and makes recommendations to the Board of Directors with respect thereto. The current members of the Technology Committee are Messrs. Springer (Chairman), Sullivan, Vodicka and Wimer. During 1997, the Technology Committee held three meetings.

                               EXECUTIVE OFFICERS

    Set forth below is certain information concerning the executive officers of Hexcel and all persons chosen to become executive officers of Hexcel as of April 8, 1998. For additional information concerning Mr. Lee, see "ELECTION OF DIRECTORS--Information Regarding the Directors and Director Nominees."

                                                    EXECUTIVE
                                                     OFFICER
NAME                                      AGE         SINCE                      POSITION(S) WITH HEXCEL
------------------------------------      ---      -----------  ----------------------------------------------------------
John J. Lee.........................          61         1993   Chairman of the Board; Chief Executive Officer; President;
                                                                  ; Director
Stephen C. Forsyth..................          42         1994   Senior Vice President of Finance and Administration; Chief
                                                                  Financial Officer
Ira J. Krakower.....................          57         1996   Senior Vice President; General Counsel; Secretary
Bruce D. Herman.....................          42         1996   Treasurer
William Hunt........................          55         1996   President, EuroMaterials Business Unit
Linn Matthews.......................          60         1997   Vice President of Corporate Sales and Marketing
William P. Meehan...................          62         1993   Vice President; Deputy Director of Operations
Wayne C. Pensky.....................          42         1993   Corporate Controller; Chief Accounting Officer
Gary L. Sandercock..................          57         1989   Vice President of Manufacturing
Joseph H. Shaulson..................          32         1996   Vice President of Corporate Development
David M. Wong.......................          53         1996   Vice President of Corporate Affairs

    STEPHEN C. FORSYTH, age 42, has served as Chief Financial Officer of Hexcel since November 1996, Senior Vice President of Finance and Administration of Hexcel since February 1996 and as a member of the Operating Committee since May 1997. Mr. Forsyth served as Vice President of International Operations of Hexcel from October 1994 to February 1996 and General Manager of Hexcel's Resins Business and Export Marketing from 1989 to 1994 and held other general management positions with Hexcel from 1980 to 1989. Mr. Forsyth joined Hexcel in 1980.

    IRA J. KRAKOWER, age 57, has served as Senior Vice President, General Counsel and Secretary since September 1996. Prior to joining Hexcel, Mr. Krakower served as Vice President, General Counsel and Secretary of Uniroyal Chemical Corporation from 1986 to August 1996 and as Vice President, General Counsel and Secretary, and a Director of Uniroyal Chemical Company, Inc. from 1989 to 1996.

    BRUCE D. HERMAN, age 42, has served as Treasurer of Hexcel since April 1996. Prior to joining Hexcel, Mr. Herman served as Vice President of Finance in the Transportation and Industrial Financing Division of USL Capital Corp. (formerly U.S. Leasing Inc.) ("USL") from 1993 to 1996, Vice President of Finance in the Equipment Financing Group of USL from 1991 to 1993 and as Vice President of Corporate Analysis from 1988 to 1991.

    WILLIAM HUNT, age 55, has served as the President of Hexcel's EuroMaterials business unit since February 1996, and as a member of the Operating Committee since October 1997. Mr. Hunt served as the President of the EuroMaterials unit of the Ciba Composites Business from 1991 to February 1996 and as the Managing Director of Ciba-Geigy Plastics ("CGP") from 1990 to 1991. Prior to joining CGP in 1990, Mr. Hunt held various other technical and managerial positions, including the position of Managing Director of Illford Limited (Photographic) Co.

    LINN MATTHEWS, age 60, has served as Vice President of Corporate Sales and Marketing and as a member of the Operating Committee since December 1997. Prior to joining Hexcel, Mr. Matthews served as Vice President of Venture Operations for Amoco Chemical Asia Pacific, located in Hong Kong, from 1994 to 1997. From 1993 to 1994, Mr. Matthews was Vice President of Marketing and Sales for Amoco Performance Products. Prior to 1993, he has served in other management positions in Amoco and Union Carbide Corporation.

    WILLIAM P. MEEHAN, age 62, has served as Vice President; Deputy Director of Operations of Hexcel since November 1996 and as a member of the Operating Committee since May, 1997. He also served as Vice President of Finance and Chief Financial Officer from September 1993 to November 1996 and as Treasurer of Hexcel from April 1994 to April 1996. Prior to joining Hexcel in 1993, Mr. Meehan served as President and Chief Executive Officer of Thousand Trails and NACO, a membership campground and resort business, from 1990 to 1992. From 1986 to 1989, Mr. Meehan served as Vice President of Finance and Chief Financial Officer of Hadco Corporation.

    WAYNE C. PENSKY, age 42, has served as Corporate Controller and Chief Accounting Officer of Hexcel since July 1993. Prior to joining Hexcel in 1993, Mr. Pensky was a partner at Arthur Andersen & Co., an accounting firm where he was employed from 1979 to 1993.

    GARY L. SANDERCOCK, age 57, has served as Vice President of Manufacturing of Hexcel since October 1996 and as a member of the Operating Committee since October, 1997. From February 1996 through October 1996, he served as President of Hexcel's Special Process business unit. Mr. Sandercock served as Vice President of Manufacturing of Hexcel from April 1993 to February 1996, Vice President of Reinforcement Fabrics of Hexcel from 1989 to 1993 and General Manager of the Trevarno Division of Hexcel from 1985 to 1989 and held other manufacturing and general management positions from 1967 to 1985. Mr. Sandercock joined Hexcel in 1967.

    JOSEPH H. SHAULSON, age 32, has served as Vice President of Corporate Development of Hexcel since April 1996. In addition, Mr. Shaulson served as Acting General Counsel and Acting Secretary of Hexcel from April 1996 to September 1996. Prior to joining Hexcel, Mr. Shaulson was an associate in the law firm of Skadden, Arps, Slate, Meagher & Flom, where he was employed from 1991 to 1996.

    DAVID M. WONG, age 53, has served as Vice President of Corporate Affairs of Hexcel since February 1996. Mr. Wong served as Hexcel's Director of Special Projects from July 1993 to February 1996 and Corporate Controller and Chief Accounting Officer of Hexcel from 1983 to 1993 and held other general management positions from 1979 to 1983. Mr. Wong joined Hexcel in 1979.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

STOCK BENEFICIALLY OWNED BY PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information as of March 23, 1998 with respect to the beneficial ownership of Hexcel Common by any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who is known to Hexcel to be the beneficial owner of more than five percent of the issued and outstanding shares of Hexcel Common.

                                                                                             NUMBER OF       PERCENT
                                                                                             SHARES OF         OF
NAME AND ADDRESS                                                                           HEXCEL COMMON      CLASS
-----------------------------------------------------------------------------------------  --------------  -----------
Ciba Specialty Chemicals Holding Inc.(1).................................................     18,021,748         48.9
  Klybeckstrasse 141
  CH 4002
  Basle, Switzerland
Franklin Resources, Inc.(2)..............................................................      3,924,275         10.6
  Franklin Mutual Advisers, Inc.
  51 John F. Kennedy Parkway
  Short Hills, NJ 07078

------------------------

(1) Based on information contained in a Statement on Schedule 13D filed with the Securities and Exchange Commission (the "Commission") on March 18, 1997 on behalf of Ciba and its wholly owned affiliates, Ciba Specialty Chemicals Corporation ("SCC") and Ciba Specialty Chemicals Inc. ("SCI"). SCI has sole voting and investment power with respect to 9,204,503 shares of Hexcel Common and SCC has sole voting and investment power with respect to 8,817,245 shares of Hexcel Common. The shares of Hexcel Common beneficially owned by Ciba are subject to the terms of the Governance Agreement. See "ELECTION OF DIRECTORS" and "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

(2) Based on information contained in a Statement on Schedule 13G filed with the Commission on February 4, 1998 on behalf of Franklin Resources, Inc., Franklin Mutual Advisers, Inc., Rupert H. Johnson, Jr. and Charles B. Johnson. Such parties have sole voting and investment power with respect to all the shares of Hexcel Common held by them.

STOCK BENEFICIALLY OWNED BY DIRECTORS AND OFFICERS

    Based on information supplied by those persons, beneficial ownership of shares of Hexcel Common by the individually named directors and executive officers, and by all directors and executive officers as a group, as of March 23, 1998, is as follows:

                                                                 SHARES OF HEXCEL      PERCENT
NAME                                                             COMMON OWNED (4)     OF CLASS
--------------------------------------------------------------  ------------------  -------------
John J. Lee (2)...............................................        1,010,467             2.7%
John M. D. Cheesmond (3)......................................           44,250              (1)
Marshall S. Geller............................................           74,167              (1)
Stanley Sherman (3)...........................................           44,167              (1)
Martin L. Solomon.............................................           60,250              (1)
George S. Springer............................................           44,250              (1)
Joseph T. Sullivan (3)........................................           46,167              (1)
Hermann Vodicka (3)...........................................           44,167              (1)
Franklin S. Wimer.............................................           44,250              (1)
Juergen Habermeier (5)........................................           74,280              (1)
Stephen C. Forsyth............................................           66,997              (1)
Ira J. Krakower...............................................           33,567              (1)
Gary L. Sandercock............................................           43,746              (1)
All Executive Officers and Directors as a group (20
  persons)....................................................        1,748,536             4.6%

------------------------

(1) Less than 1%.

(2) Mr. Lee has joint investment authority over 23,400 shares of Hexcel Common owned by Walnut Investors Ltd., an S corporation owned by members of Mr. Lee's immediate family. Mr. Lee disclaims beneficial ownership of such shares.

(3) Messrs. Cheesmond, Sherman, Sullivan and Vodicka serve on the Board of Directors at the request of Ciba pursuant to the Governance Agreement. Based on information provided in a Statement on Schedule 13D filed with the Commission on March 18, 1997 on behalf of Ciba and its wholly owned affiliates SCC and SCI, Ciba beneficially owns an aggregate of 18,021,748 shares of Hexcel Common. See "Stock Beneficially Owned by Principal Stockholders."

(4) Includes shares issuable upon the exercise of options that are currently exercisable or that will become exercisable within 60 days. Such shares are held as follows: Mr. Lee--618,879; Mr. Cheesmond-- 44,250; Mr. Geller--44,167; Mr. Sherman-44,167; Mr. Solomon--42,250; Mr.
    Springer-44,250; Mr. Sullivan--44,167; Mr. Vodicka--44,167; Mr. Wimer--44,250; Mr. Habermeier--32,133; Mr. Forsyth-58,620; Mr.
    Krakower--14,367; Mr. Sandercock--15,903 and all other executive officers as a group--91,525. Shares issuable upon the exercise of options that are currently exercisable or that will become exercisable within 60 days are treated as outstanding for purposes of computing the percentage of outstanding shares. All directors and executive officers of Hexcel have sole voting and investment power with respect to the shares of Hexcel Common held by them.

(5) Mr. Habermeier resigned from the Board of Directors on December 31, 1997 and ceased to be employed by Hexcel on January 31, 1998.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth the total annual compensation paid or accrued by Hexcel to or for the account of each of the Chief Executive Officer and the four most highly compensated executive officers of Hexcel (the "Named Executive Officers") whose total cash compensation for the fiscal year ended December 31, 1997 exceeded $100,000.

                                                                                      LONG-TERM COMPENSATION
                                                                                              AWARDS
                                                      ANNUAL COMPENSATION(1)         -------------------------
                                                -----------------------------------               SECURITIES
                                                                          OTHER      RESTRICTED   UNDERLYING
                                                                         ANNUAL        STOCK       OPTIONS/       ALL OTHER
                                                 SALARY     BONUSES   COMPENSATION    AWARD(S)       SARS       COMPENSATION
NAME & PRINCIPAL POSITION              YEAR        ($)      ($)(4)       ($)(5)        ($)(6)       (#)(7)      ($)(8)(9)(10)
-----------------------------------  ---------  ---------  ---------  -------------  ----------  -------------  -------------
John J. Lee........................       1997    500,000    562,500       --           411,763      587,500        517,197
  Chairman; Chief Executive               1996    400,000    450,000       --         2,757,500      580,379        485,359
  Officer; and President                  1995    400,000    500,000       --            --           40,000        408,736
Juergen Habermeier(2)..............       1997    300,000    216,000       --           124,800      168,800         17,302
Vice Chairman                             1996    229,167    240,900       47,534       118,750       70,700         33,681
                                          1995     --         --           --            --           --             --
Stephen C. Forsyth.................       1997    230,000    172,500       --           107,391      211,300         13,460
  Senior Vice President of Finance        1996    191,667    150,000       88,284        68,750       25,000         24,202
  and Administration and Chief            1995    149,375    100,000       --            --           33,000         10,947
  Financial Officer
Ira J. Krakower (3)................       1997    225,000    168,750       --           105,134      183,400         13,167
  Senior Vice President, General          1996     66,667     50,000       --           147,275       58,100          1,592
  Counsel and Secretary                   1995     --         --           --            --           --             --
Gary L. Sandercock.................       1997    175,000    105,000       --            54,375       98,800          9,442
  Vice President of Manufacturing         1996    150,000     88,800       --            37,500       10,000         17,612
                                          1995    145,386     50,000       --            --           33,000         10,021

------------------------

(1) Annual Compensation includes amounts earned in the fiscal year, whether or not deferred.

(2) Mr. Habermeier was President and Chief Operating Officer until May, 1997, at which time he became Vice Chairman. Mr. Habermeier resigned from the Board on December 31, 1997 and ceased to be employed by Hexcel on January 31, 1998. See "Employment and Other Agreements--Separation and Release Agreement" with Mr. Habermeier.

(3) Mr. Krakower's employment with Hexcel commenced on September 3, 1996.

(4) Amounts shown in 1997 include deferred amounts used to purchase restricted stock units ("RSUs") pursuant to the Management Stock Purchase Plan ("MSPP"); see footnote 6 below. Bonuses shown for fiscal years 1996 and 1997 were earned in fiscal years 1996 and 1997, respectively, and paid in 1997 and 1998, respectively.

(5) In 1995 and 1997, no Named Executive Officer received any perquisites or other personal benefits from Hexcel with an aggregate value exceeding the disclosure threshold established by the Commission of the lesser of $50,000 or 10% of cash compensation. Other Annual Compensation for fiscal year 1996 consists of allowances for relocation costs and automobile expenses. Relocation allowances were $37,534 and $76,284 for Messrs. Habermeier and Forsyth, respectively, in fiscal year 1996. In 1996 no other Named Executive Officer received any perquisites or other personal benefits from Hexcel with an aggregate value exceeding the disclosure threshold established by the Commission of the lesser of $50,000 or 10% of cash compensation.

(6) This column includes the value of (i) Performance Accelerated Restricted Stock Units granted under Hexcel's Incentive Stock Plan ( "PARS" ) and (ii) RSUs purchased under the MSPP (net of purchase price paid), in each case determined at the closing market price of Hexcel Common on the date of grant.

    (A) PARS. Subject to certain employment conditions, PARS vest after a period of years following the grant date, but if Hexcel's performance equals or exceeds certain performance target levels, or upon termination of employment in certain circumstances, the PARS will vest and be converted into an equivalent number of shares of Hexcel Common earlier than the fixed vesting date. For PARS granted in 1996, the performance target levels were achieved in 1997. As a result, 200,000 of Mr. Lee's PARS granted in 1996 have vested, but conversion of a certain number of PARS and distribution of shares to Mr. Lee is restricted at the option of Hexcel to the extent that its deductions for income tax are limited by
       Section 162(m) of the Internal Revenue Code. The remainder of the PARS granted in 1996 to each of the Named Executive Officers generally will vest only if the employee remains employed by Hexcel or a subsidiary thereof until December 31, 1998. PARS granted in 1997 will vest and be converted into an equivalent number of shares of Hexcel Common on January 1, 2004; however, if Hexcel meets or exceeds certain performance target levels and if the grantee is an employee of Hexcel or a subsidiary thereof on December 31, 1999, part or all of the PARS will vest and be converted into shares of Hexcel Common at the later of (i) the date such performance targets are met or (ii) January 1, 2000. PARS granted in 1996 were originally reported as of the date of grant as Long-Term Incentive Plan Award; Hexcel has determined that PARS are more appropriately reported as of the date of grant as Long Term Compensation in the Summary Compensation Table and both the 1996 and 1997 grants are so reported.

    (B) RSUS. RSUs are granted pursuant to the MSPP to the extent the employee elects to purchase RSUs for up to 50% of his or her bonus payable for 1997. RSUs are granted at 80% of the average closing price of Hexcel Common for the five trading days preceding the grant date. Subject to certain employment conditions, RSUs vest in equal increments on each of the first three anniversaries of the grant and, at the expiration of a three year restricted period from the date of grant, are converted into an equivalent number of shares of Hexcel Common. The RSUs were granted on February 4, 1998 at a purchase price of $19.47 per RSU.

    (C) AGGREGATE RESTRICTED STOCK INFORMATION. The aggregate number of PARS owned and RSUs elected for purchase by each Named Executive Officer at the end of 1997 and the aggregate value of such PARS and RSUs (net of purchase price paid) at the closing price of Hexcel Common on December 31, 1997 ($24 15/16) are as follows: Mr. Lee--254,546 and $6,066,491; Mr.
       Habermeier-- 17,300 and $431,419; Mr. Forsyth--14,730 and $281,079; Mr.
       Krakower--17,634 and $375,373; Mr. Sandercock--8,768 and $187,152.
       Included for Mr. Sandercock are 1,450 shares of restricted stock awarded in 1990 under Hexcel's 1998 Management Stock Plan, all of which became fully vested in January, 1998. No dividends are payable on any PARS or RSUs until the shares represented by the PARS or RSUs are delivered to the employee provided that, if dividends are paid on Hexcel Common subsequent to vesting of PARS, but while conversion to Hexcel Common is restricted by Hexcel because of the application of Section 162(m) of the Internal Revenue Code, the grantee will be granted additional PARS (as if each such PAR were a share of Hexcel Common) equal in value to the dividends which would have been payable if such vested PARS were converted into Hexcel Common.

(7) This column includes Reload Options which were granted in 1996 and 1997 as a result of exercises of certain Short-Term Options ("STOPs") which were also granted in 1996 and 1997 and either expired or were exercised in that same year. The STOPs were exercisable at the fair market value of Hexcel Common on the date of exercise and are not included in this column. Each Named Executive Officer was granted the following number of STOPs in 1996 and 1997, respectively: Mr. Lee--100,000 and 12,500; Mr. Habermeier--20,000 and 6,900; Mr. Forsyth--10,000 and 4,200; Mr. Krakower--15,000
    and 4,200; and Mr. Sandercock--7,500 and 2,500 See "Compensation Committee Report on Executive Compensation--Equity-based Incentives."

(8) All Other Compensation for fiscal years 1995, 1996 and 1997 consists of (i) contributions by Hexcel to Hexcel's 401(k) Retirement Savings Plan as follows: Mr. Lee--$4,500, $10,500 and $4,750; Mr. Habermeier--$0, $9,613 and
    $4,750; Mr. Forsyth--$3,740, $10,500 and $4,750; Mr. Krakower-- $0, $0 and
    $4,750; and Mr. Sandercock--$4,500, $10,500 and $4,750; (ii) contributions by Hexcel to Hexcel's 401(k) Restoration Plan as follows: Mr. Lee--$0, $49,000 and $27,075; Mr. Habermeier--$0, $22,405 and $10,680; Mr.
    Forsyth--$0, $13,417 and $7,275, Mr. Krakower--$0, $1,389 and $7,013; and
    Mr. Sandercock--$0, $6,216 and $3,600; and (iii) premiums for life insurance (exceeding $50,000 per Named Executive Officer) as follows: Mr. Lee--$3,089, $4,790 and $3,120; Mr. Habermeier--$0, $1,663 and $1,872; Mr. Forsyth--$207,
    $285 and $1,435; Mr. Krakower--$0, $203 and $1,404; and Mr.
    Sandercock--$619, $896 and $1,092. For Mr. Lee, the amount also includes deferred compensation in an amount equal to $366,147, $421,069 and $482,252 in accordance with the terms of Mr. Lee's employment agreement with Hexcel. See "Employment and Other Agreements-Employment Agreement with Mr. Lee." For Mr. Sandercock, the 1995 amount also includes $1,482 of reimbursement for taxes attributable to personal use of an automobile leased by Hexcel.

(9) Certain contributions by Hexcel to Hexcel's 401(k) Restoration Plan with regard to the bonuses earned in 1997 but paid in 1998 cannot be estimated at this time. These contributions will be determined at the end of 1998 and will be included as adjustments in Hexcel's next annual Proxy Statement.

(10) 1995 and 1996 amounts were increased to reflect contributions by Hexcel to Hexcel's 401(k) Restoration Plan with regard to the bonuses paid in 1996 for 1995 and the bonuses paid in 1997 for 1996. These 1995 and 1996 adjustments are as follows: Mr. Lee--$35,000 and $31,500; Mr. Habermeier--$0 and $16,863; Mr. Forsyth--$7,000 and $10,500; Mr. Krakower--$0 and $3,500; and
    Mr. Sandercock--$3,500 and $6,216.

OPTIONS AND RESTRICTED STOCK

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS
                     ---------------------------------------------------------------------      POTENTIAL REALIZABLE VALUE
                       NUMBER OF      % OF TOTAL                                                  AT ASSUMED ANNUAL RATES
                      SECURITIES     OPTIONS/SARS                   MARKET                       OF STOCK PRICE APPRECIA-
                      UNDERLYING      GRANTED TO     EXERCISE OR   PRICE ON                      TION FOR OPTION TERM (3)
                     OPTIONS/SARS    EMPLOYEES IN    BASE PRICE      GRANT     EXPIRATION   -----------------------------------
NAME                  GRANTED (#)     FISCAL YEAR      ($/SH)        DATE         DATE       0% ($)      5% ($)      10% ($)
-------------------  -------------  ---------------  -----------  -----------  -----------  ---------  ----------  ------------
John J. Lee........       62,500            2.03          16.00        16.00       1/2/07           0     628,895     1,593,742
                         480,000(1)        15.57          18.50       18.125       2/3/07           0   5,471,383    13,865,559
                          20,000(1)         0.65          18.50        26.00       2/3/07     150,000     327,025       828,746
                          25,000(2)         0.81          18.00        18.00       2/6/07           0     283,004       717,183
Juergen
  Habermeier.......       25,000            0.81          16.00        16.00       1/2/07           0     251,568       637,497
                         130,000(1)         4.22          18.50       18.125       2/3/07           0   1,512,492     3,832,951
                          13,800(2)         0.45          19.75        19.75       3/6/07           0     171,405       434,375
Stephen C.
  Forsyth..........       15,300            0.50          16.00        16.00       1/2/07           0     153,953       390,148
                         160,000(1)         5.19          18.50       18.185       2/3/07           0   1,823,794     4,621,853
                          30,000(1)         0.97          18.50        26.00       2/3/07     225,000     490,538     1,243,119
                           6,000(2)         0.19          18.00        18.00      2/12/07           0      67,921       172,124

Ira J. Krakower....       15,000            0.49          16.00        16.00       1/2/07           0     150,935       382,498
                         160,000(1)         5.19          18.50       18.125       2/3/07           0   1,861,529     4,717,478
                           8,400(2)         0.27          18.00        18.00      2/12/07           0      95,089       240,974
Gary L.
  Sandercock.......        8,800            0.29          16.00        16.00       1/2/07           0      88,548       224,399
                          90,000(1)         2.92          18.50       18.125       2/3/07           0   1,047,110     2,653,581

------------------------

(1) The amount shown in these rows reflect performance accelerated stock options ("PASOs"). Subject to certain conditions of employment, PASOs vest and become exercisable over nine years or earlier upon "normal retirement" or the occurrence of a "change of control" as defined in the PASO. If the closing price of Hexcel Common equals or exceeds $35 per share for ten or more consecutive trading days within three years following the date of grant, the PASOs will vest and become exercisable immediately. See "Compensation Committee Report on Executive Compensation--Equity-Based Incentives".

(2) The amounts shown in these rows reflect Reload Options granted as a result of exercises of STOPs (which were exercisable at the fair market value of Hexcel Common on the date of exercise). See "Compensation Committee Report on Executive Compensation--Equity-based Incentives."

(3) The amounts shown in these columns are the potential realizable value of options granted at assumed rates of stock price appreciation (0%, 5% and 10%) set by the executive compensation disclosure provisions of the proxy rules of the Commission and have not been discounted to reflect the present values of such amounts. The assumed rates of stock price appreciation are not intended to forecast the future stock price appreciation of the Hexcel Common.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES

                                                                                             VALUE OF UNEXERCISED
                                                                                                 IN THE MONEY
                                                                     NUMBER OF SECURITIES       OPTIONS/SARS AT
                                             SHARES                 UNDERLYING UNEXERCISED      FISCAL YEAR END
                                            ACQUIRED       VALUE    OPTIONS/SARS AT FISCAL          ($)(3)
                                               ON        REALIZED       YEAR END (#)(2)          EXERCISABLE/
NAME                                      EXERCISE (#)    ($)(1)    EXERCISABLE/UNEXERCISABLE     UNEXERCISABLE
----------------------------------------  -------------  ---------  -----------------------  ---------------------
John J. Lee.............................       12,500            0        566,264/641,615      8,222,477/4,694,546
Juergen Habermeier......................        6,900            0         10,234/229,266        127,282/1,920,320
Stephen C. Forsyth......................        3,900        3,996         47,525/230,300        791,371/1,638,271
Ira J. Krakower.........................        4,200            0          9,366/232,134         73,135/1,605,439
Gary L. Sandercock......................       21,975      211,487          9,640/105,466        150,772/ 740,986

------------------------

(1) No value was realized upon the exercise of certain options because they were STOPs exercisable at the fair market value of Hexcel Common on the date of exercise. See "Summary Compensation Table-- Note 7" and "OPTION/SAR GRANTS IN LAST FISCAL YEAR--Note 2."

(2) Includes (i) options granted pursuant to Hexcel's Incentive Stock Plan as follows: Mr. Lee--1,207,879; Mr. Habermeier--239,500; Mr. Forsyth--269,300;
    Mr. Krakower--241,500; and Mr. Sandercock-- 113,800; and (ii) options granted pursuant to Hexcel's 1988 Management Stock Plan as follows: Mr. Forsyth--8,525; and Mr. Sandercock--1,306.

(3) Based on the closing price of $24 15/16 per share of Hexcel Common as reported on the New York Stock Exchange Composite Tape on December 31, 1997.

DEFERRED COMPENSATION

                             PENSION PLAN TABLE (1)

                                                                              YEARS OF PARTICIPATION
                                                      ----------------------------------------------------------------------
REMUNERATION                                              10          15          20          25          30          35
------------                                          ----------  ----------  ----------  ----------  ----------  ----------
    $125,000  ......................................  $   31,250  $   46,875  $   62,500  $   78,125  $   93,750  $  109,375
     150,000  ......................................      37,500      56,250      75,000      93,750     112,500     131,250
     175,000  ......................................      42,250      63,375      84,500     105,625     126,750     147,875
     200,000  ......................................      46,000      69,000      92,000     115,000     138,000     161,000
     225,000  ......................................      49,750      74,625      99,500     124,375     149,250     174,125
     250,000  ......................................      53,500      80,250     107,000     133,750     160,500     187,250
     300,000  ......................................      61,000      91,500     122,000     152,500     183,000     213,500
     350,000  ......................................      68,500     102,750     137,000     171,250     205,500     239,750
     400,000  ......................................      76,000     114,000     152,000     190,000     228,000     266,000
     450,000  ......................................      83,500     125,250     167,000     208,750     250,500     292,250
     500,000  ......................................      91,000     136,500     182,000     227,500     273,000     318,500
     550,000  ......................................      98,500     147,750     197,000     246,250     295,500     344,750
     600,000  ......................................     106,000     159,000     212,000     265,000     318,000     371,000
     650,000  ......................................     113,500     170,250     227,000     283,750     340,500     397,250
     700,000  ......................................     121,000     181,500     242,000     302,500     363,000     423,500
     750,000  ......................................     128,500     192,750     257,000     321,250     385,500     449,750
     800,000  ......................................     136,000     204,000     272,000     340,000     408,000     476,000
     850,000  ......................................     143,500     215,250     287,000     358,750     430,500     502,250
     900,000  ......................................     151,000     226,500     302,000     377,500     453,000     528,500
     950,000  ......................................     158,500     237,750     317,000     396,250     475,500     554,750
   1,000,000  ......................................     166,000     249,000     332,000     415,000     498,000     581,000
   1,050,000  ......................................     173,500     260,250     347,000     433,750     520,500     607,250
   1,100,000  ......................................     181,000     271,500     181,000     452,500     543,000     633,500
   1,150,000  ......................................     188,500     282,750     377,000     471,250     565,500     659,750
   1,200,000  ......................................     196,000     294,000     392,000     490,000     588,000     686,000

------------------------

(1) The Pension Plan Table shows the combined estimated annual benefits payable upon retirement under the Hexcel Corporation Pension Plan (the "Pension Plan") and under each Named Executive Officer's Executive Deferred Compensation and Consulting Agreement (the "Retirement Agreement").

   PENSION PLAN. The Named Executive Officers began to participate in the
    Pension Plan in 1996. Subject to tax-qualification limitations, the covered compensation under the Pension Plan generally includes all cash and property received for services (except for certain stock-related awards) and either included in gross income or deferred under a tax-qualified plan, but the covered compensation for 1997 is limited by tax-qualification requirements to $160,000 for each Named Executive Officer. The annual benefit is calculated as 1% of the executive's covered compensation for each year of participation in the Pension Plan. As of the end of the 1997 fiscal year, each Named Executive Officer had two credited years of service for accrued benefits except Mr. Krakower has 1 1/3 years of service. Benefits are normally payable monthly, as a life annuity, commencing upon the later of the executive's attainment of age 65 or retirement. The benefits are not offset by Social Security or any other amounts.

   RETIREMENT AGREEMENTS. The Named Executive Officer's current covered compensation under his Retirement Agreement is the sum of the respective officer's salary and incentive cash bonuses set forth in the Summary Compensation Table. The annual benefit is calculated as 1.5% of the executive's covered compensation for each year of employment following the effective date of the executive's Retirement Agreement. As of the end of the 1997 fiscal year, estimated credited years of service under the Retirement Agreements were as follows: Mr. Lee--3 1/3 years; Mr. Habermeier--1 5/6 year;

    Mr. Forsyth--3 1/6 years; Mr. Krakower--1 1/3 years; and Mr.
    Sandercock--8 1/6 years. Benefits are normally payable monthly, as a life annuity (with a minimum of 120 monthly payments), commencing upon the later of the executive's attainment of age 65 or retirement. The benefits are not offset by Social Security or any other amounts. Each Retirement Agreement also requires Hexcel to continue to cover the executive under Hexcel's group medical and dental insurance plans and to provide life insurance for so long as the executive continues to receive monthly payments under the Retirement Agreement and has not attained the age of 75.

EMPLOYMENT AND OTHER AGREEMENTS

    EMPLOYMENT AGREEMENT WITH MR. LEE

    Hexcel entered into a five-year employment agreement with Mr. Lee (the "Lee Agreement") effective February 29, 1996. The Lee Agreement provides for (i) an annual base salary of $400,000, subject to annual review by the Executive Compensation Committee, and a bonus of $500,000 in respect of services rendered in 1995, (ii) a deferred compensation arrangement intended to provide Mr. Lee an annual retirement benefit which when added to his other Hexcel retirement benefits, will be equal to approximately 50% of the average annual cash compensation paid to him during the term of his employment with Hexcel and (iii) Mr. Lee's participation, where appropriate, in all other components of senior executive compensation, including a grant of 100,000 STOPs under Hexcel's Short-Term Option Program (and, upon exercise of such STOPs, grants of 200,000 related Reload Options) and 200,000 performance accelerated restricted stock units ("PARS") under Hexcel's PARS program. See "Compensation Committee Report on Executive Compensation--Equity-based Incentives."

    The Lee Agreement also provides for the grant to Mr. Lee on February 29, 1996 of options to purchase 200,000 shares of Hexcel Common under the Incentive Stock Plan, which options (i) have an exercise price per share equal to the fair market value of the Hexcel Common on February 29, 1996 ($12.50 per share), (ii) have a term of 10 years and (iii) become exercisable with respect to one-third of the shares of Hexcel Common covered thereby on each of the first, second and third anniversaries of the date of the grant, subject to earlier vesting upon the attainment of certain performance goals.

    All of the foregoing stock-based incentives granted under the Lee Agreement have vested due to the attainment of such goals in 1997. In subsequent fiscal years, Mr. Lee will be entitled to participate in Hexcel's incentive plans at a level appropriate in comparison to other senior executive officers of Hexcel.

    Finally, the Lee Agreement preserves the economic benefits to Mr. Lee of certain compensatory arrangements provided for in the First Amended Plan of Reorganization which was confirmed by the Bankruptcy Court in connection with Hexcel's bankruptcy reorganization (the "Plan of Reorganization"). In this regard, the Lee Agreement provides Mr. Lee with certain benefits that would have been granted to him under the Plan of Reorganization, including the grant to Mr. Lee of an option with a three year term to purchase 113,379 shares of Hexcel Common with an exercise price of $5.05 per share and vesting in equal monthly installments over the two-year period ending February 28, 1998.

    SEVERANCE AGREEMENTS WITH MESSRS. FORSYTH, SANDERCOCK AND KRAKOWER

    In October 1994, January 1995 and September 1996, Hexcel entered into severance agreements with Messrs. Forsyth, Sandercock and Krakower, respectively, providing each of them with severance benefits upon certain terminations of their employment with Hexcel. Such agreements provide for a severance benefit of one year of annual base salary (as in effect on the date of termination) and, in certain cases, include a bonus equal to the target bonus for the year or the amount of any bonus paid in the prior year and may also include continuation of medical, dental, disability and life insurance plans for one year.

    SEPARATION AND RELEASE AGREEMENT WITH MR. HABERMEIER

    Mr. Habermeier resigned his employment with the Company as of January 31, 1998 pursuant to a Separation and Release Agreement entered into as of January 29, 1998. The Separation and Release Agreement provides for severance benefits in material part as follows: (i) Hexcel will pay Mr. Habermeier a cash severance payment equal to one year's base salary of $300,000 payable over one year; (ii) accelerated vesting of 10,234 outstanding stock options that would have vested on March 1, 1998, and of 17,300 PARS; (iii) group health benefits for one year; and (iv) a payment of $21,072 in cancellation of his Retirement Agreement.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    Hexcel's Executive Compensation Committee (the "Committee") is made up of four individuals each of whom is a nonemployee member of the Board of Directors. The Committee is accountable to the Board of Directors for developing, monitoring, and managing the executive compensation programs at Hexcel. Specifically, the Committee reviews and authorizes the salaries, cash incentives, and equity incentives for the executive officers of Hexcel, including all of the Named Executive Officers. The Committee administers Hexcel's incentive stock plans, which provide for grants of stock options, restricted stock units, and other forms of equity and equity-based compensation.

    In making its decisions, the Committee considers prevailing compensation practices among a group of companies (the "Comparator Group"). The Comparator Group includes some of the same organizations whose Total Shareholder Return is disclosed in the Performance Graph, plus others that help ensure that the Committee's benchmarks for compensation decisions reasonably reflect Hexcel's executive labor market and principal operating competitors.

    Hexcel's compensation programs have been aligned with the Committee's beliefs that:

        1. Base salaries should be at or below median practices for similar positions in the Comparator Group;

        2. Annual cash incentive opportunities at target performance goals should represent a significant portion of total cash compensation for executives, and provide meaningful risk and opportunity for variations in performance from targets; and

        3. The present value of long term incentives, when granted, can be above the Comparator Group average in order to encourage executive share ownership, link executives' rewards directly with stockholders' risk and opportunities, and focus executive attention on creating long-term stockholder value.

    The Committee believes that establishing a compensation program reflecting these principles will position Hexcel to attract and retain top quality executives, align management and stockholder interests, and enhance the financial returns to Hexcel's stockholders. During 1997, the Committee reviewed the total compensation provided to executives to ensure that it is consistent with Hexcel's performance-based principles and reflective of the practices within the Comparator Group. The Committee was guided in its review by the advice of an outside consultant. Each component of executive compensation is described more fully below.

    BASE SALARY

    Base salaries for executives are determined by the Committee based on Comparator Group salary practices for positions of similar responsibilities, and on individual and business unit performance. While there are no preset weights on performance criteria, the Committee assesses executives' contributions to Hexcel's overall and divisional financial objectives such as: return to stockholders, return on net assets, implementation of capital investments, cost effectiveness, margin improvements, quality, labor relations, execution of acquisitions and divestitures and revenue growth.

    It is the Committee's objective and practice to set base salaries that, in the aggregate, are at or below the median (50th percentile) of comparable positions in the Comparator Group. Effective January 1998, the Committee approved salary increases for the Named Executive Officers, other than the CEO, that ranged from 0% to 13.0% and averaged 4.6%, to reflect a successful 1997 and make progress toward an aggregate median competitive posture. The Committee's outside consultants have reported that Named Executive Officers' salaries, in the aggregate, remain at the Comparator Group median after the 1998 salary increases.

    ANNUAL CASH INCENTIVES

    In 1997, the Management Incentive Compensation Plan provided median cash incentive compensation opportunities, compared to the Comparator Group, for achievement of Hexcel's performance goals with respect to earnings before taxes ("EBT"), return on net assets ("RONA") and for achievement of personal objectives. Incentive target awards for the Named Executive Officers, other than the CEO, ranged from 25% to 60% of base salary, depending on the nature of the position and Comparator Group practices. Actual awards could have ranged between 0% and 150% of the incentive target based on achievement relative to Hexcel's goals. Personal contribution also affected individual award determinations, except that the CEO's incentive award was based solely on the level of Hexcel's achievement of EBT and RONA goals.

    To promote executive ownership of Hexcel's stock, the Committee and Board approved, effective for incentives earned for 1997, a Management Stock Purchase Plan (the "Management Stock Purchase Plan"). Under this program, an executive may elect to purchase restricted stock units ("Restricted Stock Units") with up to 50% of his/her pre-tax cash incentive award. A Restricted Stock Unit becomes an unrestricted share of Hexcel Common upon the expiration of the applicable Restricted Period (as such term is defined in the Management Stock Purchase
Plan). The purchase price of a Restricted Stock Unit is 80% of the fair market value (as defined in the Management Stock Purchase Plan) of a share of Hexcel Common on the purchase date. One-third of the Restricted Stock Units purchased will vest on each of the first three anniversaries of the date of purchase. On average, the Named Executive Officers, other than the CEO, elected to apply 39% of their cash incentive awards to purchase Restricted Stock Units.

    EQUITY-BASED INCENTIVES

    The Hexcel Corporation Incentive Stock Plan ("Plan") authorizes the issuance of stock-based awards including nonqualified stock options ("NQSOs) and performance accelerated restricted stock units ("PARS"). The Committee has the authority to determine the terms and conditions of the awards, such as exercise price of options, vesting schedules, terms related to termination of employment and duration of an award (up to ten years from the date of grant).

    Grants of NQSOs and PARS to the Named Executive Officers other than the CEO are based on the Committee's assessment of competitive practices, recommendations from the CEO based on individual performance, and executives' past awards.

    Short-Term Options ("STOPs") are granted periodically, vest immediately for an exercise period of 90 days, and are exercisable at a price per share equal to the fair market value of a share of Hexcel Common stock on the date of exercise. Reload options ("Reload Options") are granted upon the exercise of STOPs in the ratio of two Reload Options for each STOP exercised. Reload Options vest (but are not exercisable) one-third on each of the first three anniversaries of the grant of the Reload Option, and become exercisable on the fourth anniversary of the grant date. The sale or other transfer of any shares acquired through the exercise of a STOP prior to the earlier of termination of employment or fourth anniversary of the grant, results in forfeiture of the associated Reload Options. This arrangement represents an additional means of promoting ownership of Hexcel Common by executives.

    During 1997 the Committee approved an aggregate grant of 69,700 NQSOs, 21,600 PARS, 19,900 STOPs (of which 14,100 were exercised and the balance expired), and 28,200 Reload Options to the Named Executive Officers, not including the CEO.

    The Plan permits the Committee to design awards with features that it believes will provide great incentive for Hexcel's executives and key employees to maximize stockholder value. Consistent with this goal, the Committee authorized in 1997 the issuance of Performance Accelerated Stock Options

("PASOs"). Subject to certain conditions of employment, PASOs vest and become exercisable over nine years or earlier upon "normal retirement" or the occurrence of a "change of control" as defined in the PASO. If the closing price of Hexcel Common equals or exceeds $35 per share for ten or more consecutive trading days within the first three years following the date of grant, vesting will accelerate and the PASOs will become exercisable immediately. During 1997 the Committee approved an aggregate grant of 2,489,000 PASOs to 47 employees and directors.

    CEO COMPENSATION

    In determining Mr. Lee's compensation the Committee considers Hexcel's financial and non-financial performance, as well as an analysis of Mr. Lee's total compensation in relation to CEOs in the Comparator Group. The Committee notes that in 1997 Hexcel generated a return to stockholders in excess of 53%. Hexcel's strategic activities during the fiscal year included the acquisition of Fiberite's space satellite business and certain worldwide rights to structural prepreg technology and the sales of Hexcel interests in its Hexcel-Fyfe and Knytex joint ventures. Additionally, during 1997 Hexcel executed much of the groundwork and negotiation for planned joint ventures in China with The Boeing Company and Aviation Industries of China, and Malaysia with Boeing, Sime Darby Berhad and Malaysia Helicopter Services. These joint ventures were announced in early 1998. During this year of rapid revenue and net income growth (before acquisition and consolidation expenses), Hexcel significantly improved its gross margin and other financial performance results.

    Mr. Lee's base salary for 1997 was $500,000, which was below the median salary level for CEOs in the Comparator Group. In light of this salary relationship, Hexcel's strategic, operational and financial results for 1997 and Mr. Lee's leadership in positioning Hexcel for growth and profitability in 1998 and beyond, the Committee granted him a salary increase of 10% effective January 1998, raising his annual salary to $550,000. Compensation data provided to the Committee shows this salary remains below the industry median pay practice.

    Mr. Lee's target under the Management Incentive Compensation Plan is 75% of base salary and his incentive award can range, based on the level of achievement against goals, between 0% and 112.5% of base salary. Based upon Hexcel's achievement of EBT and RONA performance goals, Mr. Lee's actual 1997 bonus under the terms of the Management Incentive Compensation Plan was $562,500, which is 150% of target and equal to his maximum bonus. In 1997, Mr. Lee's bonus was based solely on Hexcel's financial performance, with no component for personal objectives. Mr. Lee voluntarily elected to purchase Restricted Stock Units with 50% of his 1997 bonus under the terms of the Management Stock Purchase Plan.

    In 1997, Mr. Lee received grants of stock options for 62,500 NQSOs, 19,500 PARS, 12,500 STOPs, and 25,000 reload Options upon exercise of STOPs. In addition, 500,000 PASOs with an exercise price of $18.50 were granted to Mr. Lee during 1997.

    STOCK OWNERSHIP GUIDELINES

    Effective 1997 the Committee and Board approved the implementation of stock ownership guidelines for the Named Executive Officers, other members of senior management and directors. The guideline is five times base salary for the CEO, three times salary for the other Named Executive Officers and three times annual retainer fees for directors. All persons covered by the guidelines are expected to increase ownership towards the guideline amounts progressively over three years. All stock accumulated through the Management Stock Purchase Plan, purchased and retained through stock option exercise, acquired on the open market, and retained through the PARS program are considered in measuring compliance with the guideline. Unexercised stock options are not included in computing ownership levels. The Committee believes that investments in Hexcel Common at these guideline levels will benefit stockholders by further aligning executives' personal financial interests with those of Hexcel's investors thereby promoting decision making that maximizes value creation.

    TAX DEDUCTIBILITY OF COMPENSATION

    It is the Committee's general policy to consider whether particular payments and awards are deductible to Hexcel for federal income tax purposes, along with other factors which may be relevant in setting executive compensation practices. Consistent with this policy and in response to the Treasury regulations regarding the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, the Committee takes appropriate steps to optimize deductibility except where the best interests of Hexcel call for a different compensation design.

                                          John M.D. Cheesmond
                                          Marshall S. Geller
                                          Stanley Sherman
                                          Martin L. Solomon
                                                  The Members of the Committee

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The following current directors were members of the Committee during 1997:
John M.D. Cheesmond (Chairman), Marshall S. Geller, Stanley Sherman and Martin
L. Solomon

    Mr. Cheesmond and Mr. Sherman each served as an executive officer of Ciba or its subsidiaries (or its predecessors CGL or CGC) during 1997. During 1997, pursuant to certain manufacturing and supply agreements between Hexcel and Ciba and its predecessor CGL, sales to Ciba and its predecessor CGL from Hexcel were approximately $5.6 million and sales to Hexcel by Ciba and its predecessor CGL were approximately $34.3 million. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." Any direct or indirect interest of Mr. Cheesmond or Mr. Sherman in these transactions cannot be determined.

COMPENSATION OF DIRECTORS

    Nonemployee directors are compensated for services as directors in the amount of $30,000 per year payable quarterly. Nonemployee directors are also paid $1,200 for each Board of Directors meeting and $600 for each committee meeting they attend. Committee chairmen are paid an additional $3,000 per year. By reason of his management position, Mr. Lee does not receive any compensation as a member of the Board of Directors.

    In lieu of a portion (between 25% and 100%) of a director's 1998 annual retainer (including any retainer paid to committee chairmen), a director was entitled to elect to receive that number of NQSOs determined by dividing the dollar amount of such portion by the exercise price of the NQSO. The exercise price of each NQSO is 50% of the fair market value of a share of Hexcel Common on the grant date. Vesting of the options occurs proportionately over the first year of the option and the option expires five years from the date of grant. For 1998, each of the nonemployee directors elected to defer his entire retainer, and, on January 2, 1998, the nonemployee directors were granted NQOs at an exercise price of $12.00 per share in the following amounts: Messrs. Cheesmond, Solomon, Springer and Wimer--2,750 shares; and Messrs. Geller, Sherman, Sullivan and Vodicka--2,500 shares.

    Pursuant to Hexcel's Incentive Stock Plan, each person who becomes a director after January 1, 1997, and who is not also a full-time employee of Hexcel, will be granted, upon his election or appointment as a director, an option to purchase 10,000 shares of Hexcel Common with an exercise price equal to the fair market value of Hexcel Common on the date of grant. The Incentive Stock Plan further provides that immediately after each annual meeting of stockholders held after January 1, 1997, and prior to February 7, 2005, each director who is not also a full-time employee of Hexcel on such date will be granted an option to purchase an additional 2,000 shares of Hexcel Common with an exercise price equal to the fair market value of Hexcel Common on the date of grant. In addition, each nonemployee director was granted 38,000 PASOs with an exercise price of $18.50 during 1997.

                               PERFORMANCE GRAPH

    The following graph indicates Hexcel's total return to its stockholders during the past five years, as compared to the total returns of the Standard & Poor's 500 Composite Stock Price Index and Media General Financial Services' ("Media General") Aerospace Components Stock Price Index.

                               Hexcel Corporation
                       Total Shareholder Return Analysis

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           HEXCEL CORP.    S&P 500   MEDIA GENERAL AEROSPACE    COMPARATOR GROUP
Dec-92           $100.00    $100.00                   $100.00             $100.00
Dec-93             43.24     110.03                       125              113.98
Dec-94             48.65     111.53                    123.19              125.05
Dec-95            142.83      153.3                    171.06              165.73
Dec-96            206.31      188.4                    192.81              209.27
Dec-97            316.61     251.17                    231.42              240.93

                                                                                             MEDIA
                                                                     HEXCEL                 GENERAL    COMPARATOR
DATE                                                                  CORP.     S&P 500   AEROSPACE*      GROUP
------------------------------------------------------------------  ---------  ---------  -----------  -----------
December 1992.....................................................  $  100.00  $  100.00   $  100.00    $  100.00
December 1993.....................................................      43.24     110.03      125.00       113.98
December 1994.....................................................      48.65     111.53      123.19       125.05
December 1995.....................................................     142.83     153.30      171.06       165.73
December 1996.....................................................     206.31     188.40      192.81       209.27
December 1997.....................................................     316.61     251.17      231.42       240.93

    Assumes quarterly reinvestment of dividends.

------------------------

*   Data provided by Media General Financial Services

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On February 29, 1996, Hexcel consummated certain transactions with Ciba-Geigy Limited ("CGL") and Ciba-Geigy Corporation ("CGC") whereby Hexcel acquired the Ciba Composites Business (the "Acquisition") pursuant to the terms and conditions of the Strategic Alliance Agreement, the Governance Agreement, a Registration Rights Agreement, a Distribution Agreement and other agreements (collectively, the "Agreements").

    On December 20, 1996, CGL and Sandoz Limited effected a business combination, forming Novartis Inc., a Swiss corporation. Prior to the business combination, CGL formed a new subsidiary, Ciba Specialty Chemicals Holding Inc. ("Ciba"). On March 13, 1997, all direct and indirect interests in Hexcel previously held by CGL were transferred to Ciba, including without limitation, all of its direct or indirect interest in Hexcel Common, the Senior Subordinated Debt (as defined below) and all of its rights and obligations under the Agreements. In the Hexcel Consent Letter, Hexcel acknowledged Ciba as the direct and indirect successor to the rights and obligations of CGL and CGC under the Agreements.

    THE STRATEGIC ALLIANCE AGREEMENT

    Under the Strategic Alliance Agreement, Hexcel acquired the assets (including the capital stock of certain non-U.S. subsidiaries) and assumed the liabilities of the Ciba Composites Business, other than certain excluded assets and liabilities, in exchange for (i) 18.0 million newly issued shares of Hexcel Common, (ii) $25.0 million in cash, (iii) senior subordinated notes in an aggregate principal amount of approximately $34.9 million, subject to certain adjustments (the "Senior Subordinated Debt"); and (iv) senior demand notes in an aggregate principal amount of $5.3 million. The aggregate purchase price for the net assets acquired in 1996 was $206.4 million. Furthermore, in exchange for various remaining assets of CGL's worldwide composites division acquired between January 1, 1997 and February 28, 1997, Hexcel has subsequently undertaken to deliver additional senior subordinated notes in an aggregate principal amount of approximately $2.4 million.

    THE GOVERNANCE AGREEMENT

    Pursuant to the Governance Agreement, Hexcel's Board of Directors was reconstituted as described under "ELECTION OF DIRECTORS." In addition, certain key employees of the Ciba Composites Business became executive officers of Hexcel effective as of the closing of the Acquisition (the "Closing").

    CORPORATE GOVERNANCE

    Pursuant to the Governance Agreement, Hexcel has agreed to exercise all authority under applicable law to cause any slate of nominees presented to stockholders for election to the Board of Directors to consist of certain specified numbers of Ciba Nominees and Independent Nominees, in addition to the Chairman and the President. The precise number of Ciba Nominees and Independent Nominees to be included in any slate of nominees varies based on Ciba's percentage ownership of the voting securities of Hexcel. See "ELECTION OF DIRECTORS." The Governance Agreement further provides that (i) for so long as Ciba beneficially owns voting securities representing 40% or more of the total voting power of Hexcel, each committee of the Board of Directors shall consist of an equal number of Ciba Directors and Independent Directors and (ii) at all other times, each committee shall be comprised such that Ciba's representation is at least proportionate to its representation on the Board of Directors, unless the committee is comprised of three members or less, in which case at least one Ciba Director shall serve. See "ELECTION OF DIRECTORS--Meetings and Standing Committees of the Board of Directors."

    Pursuant to the Governance Agreement, new directors chosen to fill vacancies on the Board of Directors shall be selected as follows: (i) if the new director is to be a Ciba Director, then Ciba shall designate the new director; (ii) if the former director was the Chairman or President, the replacement Chairman or President, respectively, shall be the replacement director; and (iii) if the new director is to be an Independent Director (other than the Chairman or the President), the remaining Independent Directors (including the Chairman and the President if he or she is an Independent Director) shall designate the new director.

    If at any time the percentage of the total voting power of Hexcel beneficially owned by Ciba decreases to a point at which the number of Ciba Directors would decrease, the Governance Agreement generally requires Ciba to cause a sufficient number of Ciba Directors to resign from the Board of Directors so that the number of Ciba Directors on the Board of Directors after such resignation(s) equals the number of Ciba Nominees that Ciba would have been entitled to designate had an election of directors taken place at such time. Any vacancies created by such resignations would be filled by Independent Directors.

    CERTAIN APPROVALS

    Under the Governance Agreement, so long as Ciba beneficially owns voting securities representing 40% or more of the total voting power of Hexcel, neither the Board of Directors nor any committee thereof shall take any action, including the approval, authorization or ratification of any action or inaction by officers, agents or employees of Hexcel, without the affirmative vote of at least one Ciba Director and one Independent Director. In addition, the Governance Agreement generally provides that for so long as Ciba beneficially owns voting securities representing at least 33% of the total voting power of Hexcel, the Board of Directors shall not authorize, approve or ratify any of the following actions without the approval of a majority of the Ciba Directors: (i) any merger, consolidation, acquisition or other business combination involving Hexcel or any subsidiary of Hexcel if the value of the consideration paid or received by Hexcel in such individual transaction or the aggregate consideration paid or received by Hexcel in all such transactions approved by the Board of Directors during the prior 12 months exceeds the greater of $75 million or 11% of Hexcel's total consolidated assets;
(ii) any sale, transfer, conveyance, lease or other disposition or series of related dispositions of assets, business or operations of Hexcel or any of its subsidiaries, if the value of the assets, business or operations so disposed exceeds the greater of $75 million or 11% of Hexcel's total consolidated assets;
(iii) any issuance by Hexcel or any significant subsidiary of Hexcel of equity securities (other than pursuant to customary employee or director stock option or incentive compensation or similar plans and other than transactions solely among Hexcel and its subsidiaries) or any other bonds, debentures, notes or securities convertible into, exchangeable for or exercisable for equity securities if the aggregate net proceeds to Hexcel of such issuance or of such issuance when added to the aggregate net proceeds to Hexcel of all such issuances approved by the Board of Directors during the prior 12 months exceeds the greater of $75 million or 11% of Hexcel's total consolidated assets; and
(iv) any new capital expenditure program or any capital expenditure that is not part of a capital expenditure program previously approved by the Board of Directors, if the amount or anticipated amount of such program or expenditure or of such program or expenditure when added to the aggregate amount of capital expenditures not so approved by the Board of Directors during the prior 12 months exceeds the greater of $50 million or 7% of Hexcel's total consolidated assets.

    Under the terms of the Governance Agreement, Ciba has agreed that, until the percentage of the total voting power of Hexcel beneficially owned by Ciba falls below either (i) 15% if and so long as there is on file with the Commission any statement showing beneficial ownership by any person other than Ciba of 10% or more of the total voting power of Hexcel or (ii) 10% in all other cases, in any election of directors or any meeting of stockholders of Hexcel called expressly for the removal of directors, so long as the Board of Directors includes (and will include after any such removal) the requisite number of Ciba Directors, each of Ciba and any subsidiary of Ciba that holds voting securities of Hexcel (each, a "Ciba Entity") will be present for purposes of establishing a quorum and will vote all of its voting securities of Hexcel (x) in favor of any nominee or director selected in accordance with the terms of the Governance Agreement and (y) otherwise against the removal of any director designated in accordance with the terms of the Governance Agreement. In any other matter submitted to a vote of the stockholders of Hexcel, Ciba and each Ciba Entity will be present for purposes of establishing a quorum and will vote all of its voting securities of Hexcel either, at the discretion of Ciba, (i) as recommended by the Board of Directors or (ii) in proportion to the votes cast with respect to the voting securities of Hexcel not beneficially owned by Ciba or the Ciba Entities, except that Ciba and each Ciba Entity will be free to vote all of its voting securities entitled to vote in its sole discretion on the following matters submitted to stockholders so long as such matters were not submitted to stockholders at the request of Ciba or any of its affiliates (other than Hexcel): (A) any amendment to the Certificate of Incorporation of Hexcel; (B) any merger, consolidation, acquisition or other business combination involving Hexcel or any of its subsidiaries; (C) any sale, lease, transfer or other disposition of the business operations or assets of Hexcel; (D) any recapitalization, restructuring or similar transaction or series of transactions involving Hexcel or any significant subsidiary of Hexcel; (E) any dissolution or complete or partial liquidation or similar arrangement of Hexcel or any significant subsidiary of Hexcel, subject to certain exceptions; (F) certain issuances of equity securities or securities convertible into or exchangeable or exercisable for equity securities; and (G) entering into any material joint venture, collaboration or partnership by Hexcel or any of its subsidiaries.

    STANDSTILL

    Under the terms of the Governance Agreement, Ciba has agreed, subject to certain specified exceptions, that it will not, directly or indirectly, (i) purchase or otherwise acquire any beneficial ownership of voting securities of Hexcel; (ii) enter into, propose to enter into, solicit or support any merger or business combination or similar transaction involving Hexcel or any of its subsidiaries or purchase, acquire, propose to purchase or acquire or solicit or support the purchase or acquisition of any portion of the business or assets of Hexcel or any significant subsidiary of Hexcel (except in the ordinary course of business or in nonmaterial amounts); (iii) initiate or propose any security holder proposal without the approval of the Board of Directors or make, or in any way participate in, any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Commission) to vote or seek to advise or influence any person or entity with respect to the voting of any voting securities of Hexcel or request or take any action to obtain any list of security holders for such purposes with respect to any matter other than those with respect to which Ciba or the Ciba Entities may vote in their sole discretion under the Governance Agreement (or, as to such matters, solicit any person in a manner that would require the filing of a proxy statement under Regulation 14A of the Exchange
Act); (iv) form, join or otherwise participate in a group formed for the purpose of acquiring, holding, voting, disposing of or taking any action with respect to Hexcel's voting securities that would be required under Section 13(d) of the Exchange Act to file a statement on Schedule 13D with the Commission; (v) deposit any voting securities of Hexcel in a voting trust or enter into any voting agreement with respect thereto (other than the Governance Agreement);
(vi) seek representation on the Board of Directors, remove a director or seek a change in the size or composition of the Board of Directors; (vii) make any request to amend or waive the provisions of the Governance Agreement referred to in this paragraph that would require public disclosure; (viii) disclose any intent, purpose, plan, arrangement or proposal inconsistent with the foregoing (including any such intent, purpose, plan, arrangement or proposal that is conditioned on or would require the waiver, amendment, nullification or invalidation of any of the foregoing) or take any action that would require public disclosure of any such intent, purpose, plan, arrangement or proposal;
(ix) take any action challenging the validity or enforceability of the foregoing; or (x) assist, advise, encourage or negotiate with respect to or seek to do any of the foregoing.

    The Governance Agreement permits Ciba to purchase or otherwise acquire beneficial ownership of Hexcel's voting securities in open market purchases so long as after giving effect to such purchases or acquisitions the percentage of the total voting power of Hexcel beneficially owned by Ciba does not exceed the greater of (i) 49.9% until the third anniversary of the Closing or 57.5% thereafter and (ii) the highest percentage of the total voting power of Hexcel beneficially owned by Ciba immediately following any action by Hexcel that increases the percentage of the total voting power of Hexcel beneficially owned by Ciba due to a reduction in the amount of voting securities of Hexcel outstanding as a result of such action.

    BUYOUT TRANSACTIONS

    The Governance Agreement provides that, notwithstanding the standstill provisions described above, at any time after the fifth anniversary of the Closing, Ciba may propose, participate in, support or cause the consummation of a tender offer, merger or sale of substantially all of Hexcel's assets or similar transaction (a "Buyout Transaction"), including a Buyout Transaction with Ciba or any of its affiliates, if each stockholder other than Ciba and the Ciba Entities (the "Other Holders") is entitled to received upon consummation of such Buyout Transaction consideration that is (i) approved by (x) a majority of the Independent Directors acting solely in the interests of the Other Holders after the receipt of an opinion of an independent nationally recognized investment banking firm retained by them or (y) a majority in interest of the Other Holders by means of a stockholder vote solicited pursuant to a proxy statement containing the information required by Schedule 14A under the Exchange Act (it being understood that the Independent Directors will, consistent with their fiduciary duties, be free to include in such proxy statement, if applicable, the reasons underlying any failure by them to approve a Buyout Transaction by the requisite vote, including whether a fairness opinion was sought by the Independent Directors and any opinions or recommendations expressed in connection therewith) and (ii) fair from a financial point of view to the Other Holders in the opinion of an independent nationally recognized investment banking firm (including such a firm retained by Ciba).

    ISSUANCE OF ADDITIONAL SECURITIES

    If, at any time after the Closing for so long as Ciba is entitled to designate one or more nominees for election to the Board of Directors, Hexcel issues any additional voting securities for cash (other than issuances of voting securities in connection with employee or director stock option or incentive compensation or similar plans), Ciba will, pursuant to the Governance Agreement, have the option to purchase, for the same consideration and otherwise on the same terms as are applicable to such issuance by Hexcel, an amount of such voting securities that would allow Ciba to beneficially own the same percentage of the total voting power of Hexcel after such issuance as Ciba beneficially owned immediately prior to such issuance.

    THIRD PARTY OFFERS

    In the event that Hexcel becomes the subject of a bona fide offer to enter into a Buyout Transaction by a person other than Ciba or any of its affiliates or any other person acting on behalf of Ciba or any of its affiliates (a "Third Party Offer") that is made after the third anniversary of the Closing and that is approved by two-thirds of the Independent Directors, Ciba will, within ten days after receipt of notice of such event, either (i) offer to acquire the voting securities of Hexcel held by the Other Holders (the "Other Shares") on terms at least as favorable to the Other Holders as those contemplated by such Third Party Offer or (ii) support such Third Party Offer (or an alternative Third Party Offer providing greater value to the Other Holders) by voting and causing each Ciba Entity to vote all its voting securities of Hexcel eligible to vote thereon in favor of such Third Party Offer or, if applicable, tendering or selling and causing each Ciba Entity to tender or sell all its voting securities of Hexcel to the person making such Third Party Offer. In the event that Hexcel becomes the subject of a Third Party Offer, neither Ciba nor any of the Ciba Entities may support or vote in favor of such Third Party Offer or tender or sell its voting securities of Hexcel to the person making such Third Party Offer unless such Third Party Offer is approved by (i) a majority of the Independent Directors acting solely in the interests of the Other Holders or (ii) a majority in interest of the Other Holders in a stockholder vote solicited pursuant to a proxy statement containing the information required by Schedule 14A under the Exchange Act (it being understood that the Independent Directors will, consistent with their fiduciary duties, be free to include in such proxy statement, if applicable, the reasons underlying any failure by them to approve a Buyout Transaction by the requisite vote, including whether a fairness opinion was sought by the Independent Directors and any opinions or recommendations expressed in connection therewith).

    TRANSFER RESTRICTIONS

    Except in connection with a Third Party Offer that has been approved by the Independent Directors or the Other Holders in accordance with the Governance Agreement, Ciba and the Ciba Entities are not permitted to sell, transfer or otherwise dispose of any voting securities of Hexcel except (i) transfers solely among Ciba and its wholly owned subsidiaries, (ii) in accordance with the volume and manner-of-sale limitations of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), and otherwise subject to compliance with the Securities Act or (iii) in a registered public offering or a non-registered offering subject to an applicable exemption from the registration requirements of the Securities Act, and in the case of clauses (ii) and (iii), in a manner calculated to achieve a Broad Distribution (as defined in the Governance Agreement).

    In addition, the Governance Agreement provides that Ciba will not (i) permit any subsidiary of Ciba that is not wholly owned to become a Ciba Entity or (ii) dispose of any of the capital stock of any Ciba Entity except to another direct or indirect wholly owned subsidiary of Ciba. This provision does not, however, prohibit Ciba from effecting (i) a pro rata distribution to Ciba's stockholders or (ii) a sale in a manner calculated to achieve a Broad Distribution of up to 20%, in each case, of the equity securities of a Ciba Entity if (x) such distribution or sale has a bona fide business purpose (other than the sale or distribution of such voting securities), (y) the voting securities of Hexcel beneficially owned by such Ciba

Entity do not constitute a material portion of the total assets of such Ciba Entity and (z) in the case of a pro rata distribution to Ciba's stockholders, such Ciba Entity agrees in writing to be bound by the terms and provisions of the Governance Agreement to the same extent that Ciba would be if it beneficially owned the voting securities of Hexcel beneficially owned by such Ciba Entity.

    TERMINATION; EXTENSION

    On the tenth anniversary of the Closing, or at the end of any subsequent renewal period, if the percentage of the total voting power of Hexcel beneficially owned by Ciba is greater than 10% but less than 100%, Ciba will have the option to (i) extend the Governance Agreement for an additional two-year period, in which case so long as Ciba beneficially owns voting securities of Hexcel representing 25% or more of the total voting power of Hexcel, on one occasion during such two-year period Ciba may require Hexcel to solicit in good faith a Buyout Transaction in which Ciba, the Ciba Entities and the Other Holders receive the same consideration per voting security of Hexcel (in which event the provisions of the Governance Agreement will continue in full force and effect until the consummation of such Buyout Transaction) or (ii) undertake to sell a sufficient number of voting securities of Hexcel so that the percentage of total voting power of Hexcel beneficially owned by Ciba falls below 10% during the subsequent 18 months pursuant to one or more registered or non-registered offerings calculated to achieve a Broad Distribution (in which event the provisions of the Governance Agreement will continue in full force and effect until Ciba's percentage ownership of the total voting power of Hexcel falls below 10%). If Ciba exercises its option to require Hexcel to solicit a Buyout Transaction as described above, Ciba and the Ciba Entities may vote in favor of or tender or sell their voting securities pursuant to any Third Party Offer made as a result of or during such solicitation so long as the Third Party Offer offers the same consideration to the Other Holders. Unless Hexcel has accepted another Third Party Offer providing at least equivalent value to all Hexcel stockholders, Hexcel will not take any action to interfere with Ciba's right to vote in favor of or tender into such a Third Party Offer, provided, however, that Hexcel will remain free to pursue alternative Third Party Offers that provide for at least equivalent currently realizable value to all Hexcel stockholders (including Ciba and the Ciba Entities) as such previously proposed Third Party Offer.

    The Governance Agreement will automatically terminate at any time that Ciba beneficially owns voting securities of Hexcel representing either 100% or less than 10% of the total voting power of Hexcel.

    THE DISTRIBUTION AGREEMENT

    In accordance with the terms of the Strategic Alliance Agreement, Hexcel and CGL entered into the Distribution Agreement, which was assigned to Ciba in accordance with the Hexcel Consent Letter (as so assigned, the "Distribution Agreement"). Pursuant to the Strategic Alliance Agreement and the Distribution Agreement, certain subsidiaries of CGL continued to act as distributors for Hexcel for one year following the Closing through February 28, 1997. In accordance with these agreements, Hexcel acquired certain assets (primarily inventory and certain fixed assets) of these distributors from time to time during the year following the Closing for an aggregate purchase price of approximately $2.3 million, to be paid in senior subordinated notes. Pursuant to the Distribution Agreement, sales to CGL subsidiaries were approximately $5.6 million in 1997.

    THE REGISTRATION RIGHTS AGREEMENT

    In connection with the Acquisition, Hexcel and CGL entered into a registration rights agreement, which was assigned to Ciba in accordance with the Hexcel Consent Letter (as so assigned, the "Registration Rights Agreement"). The Registration Rights Agreement provides that Hexcel will prepare and file with the Commission a "shelf" registration statement covering the shares of Hexcel Common beneficially owned by Ciba and the Ciba Entities. If Hexcel is not eligible to use a short form registration statement, Ciba will have the right to demand that Hexcel effect the registration under the Securities Act of the shares of Hexcel Common that are then eligible for sale under the Registration Rights Agreement. Ciba's shares of Hexcel Common will generally become eligible for sale under the Registration Rights Agreement in four equal annual installments commencing on March 1, 1998. The shares eligible for sale under the Registration Rights Agreement in any year that are not sold in such year will continue to be eligible for sale under the Registration Rights Agreement in subsequent years. Under the Registration Rights Agreement, Ciba also has the right, subject to certain restrictions, to include its shares of Hexcel Common eligible for sale under the Registration Rights Agreement in certain equity offerings of Hexcel. The Registration Rights Agreement also contains certain provisions relating to blackout periods (during which Ciba would not be permitted to sell shares of Hexcel Common otherwise eligible for sale under the Registration Rights Agreement), payment of expenses, selection of underwriters and indemnification.

    THE SUPPLY AND MANUFACTURING AGREEMENTS

    Hexcel and CGL have entered into various agreements and purchase orders, some of which were entered into in connection with the Acquisition, pursuant to which Hexcel and CGL have purchased certain products from each other; Ciba has assumed these obligations. Sales to CGL and Ciba under such agreements were approximately $5.6 million on a worldwide basis in 1997. Sales to Hexcel under such agreements were approximately $34.3 million on a worldwide basis in 1997.

                   THE MANAGEMENT INCENTIVE COMPENSATION PLAN

GENERAL

    On December 5, 1996, the Board of Directors of Hexcel approved the Management Incentive Compensation Plan (the "Unamended Plan"). On March 26, 1998, the Board of Directors approved certain amendments thereto, subject to stockholder approval, and upon such stockholder approval the Management Incentive Compensation Plan, as so amended (the "Management Incentive Compensation Plan") will replace the Unamended Plan for awards made in respect of calendar year 1998 and thereafter.

    The Management Incentive Compensation Plan is being submitted to stockholders to meet the stockholder approval requirement of Section 162(m) of the Internal Revenue Code, as amended (the "Code"), for qualified performance-based compensation programs.

    The following description of the Management Incentive Compensation Plan is not intended to be complete and is qualified in its entirety by the complete text of the Management Incentive Compensation Plan, a copy of which is included as Annex A to this Proxy Statement.

DESCRIPTION OF THE PRINCIPAL FEATURES OF THE PLAN

    PURPOSES

    The purposes of the Management Incentive Compensation Plan are (i) to attract and retain highly qualified senior managers and (ii) to encourage senior managers to purchase Hexcel Common using a portion of their annual cash incentive compensation so that their interests will be more closely aligned with stockholder long-term interests. The Management Incentive Compensation Plan is also designed to preserve Hexcel's tax deduction for annual incentive compensation paid to the Chief Executive Officer by addressing certain possible limitations on the deductibility of executive compensation under Section 162(m) of the Code. Section 162(m) limits the deductibility of certain compensation in excess of $1 million per year paid by a publicly traded corporation to the chief executive officer and the four other executive officers named in the summary compensation table of the corporation's proxy statement. However, compensation which qualifies as "performance-based" compensation is exempt from the $1 million deductibility limitation. The Management Incentive Compensation Plan contemplates that only the Chief Executive Officer's compensation would likely exceed the $1 million limitation. In order for compensation granted to the Chief Executive Officer pursuant to the Management Incentive Compensation Plan to qualify for this exemption, the material terms under which such compensation is to be paid must be disclosed to and approved by stockholders in a separate vote prior to payment, and such compensation must be paid solely on account of the attainment of preestablished, objective performance goals and must be computed by a preestablished, objective formula or standard.

    ADMINISTRATION

    The Management Incentive Compensation Plan will be administered by the Executive Compensation Committee of the Board of Directors or such other committee of the Board of Directors as may be designated from time to time (the "Committee"). The Committee has the authority to make determinations with respect to the participation of employees and to establish target incentive awards, performance goals and all other material terms and conditions of awards for each participant. The Committee also has the authority to interpret and construe the provisions of the Management Incentive Compensation Plan.

    ELIGIBILITY

    Any employee or officer of Hexcel or its subsidiaries selected by the Committee is eligible to receive an award under the Management Incentive Compensation Plan.

    AWARDS

    The Management Incentive Compensation Plan provides for cash incentive awards as a percentage (which may exceed one hundred percent) of a target incentive award established for a participant, derived from the degree of achievement of the applicable performance goals. Performance goals applicable to the Chief Executive Officer shall be based upon the extent of attainment of a level of EBIT, EBITDA, EBT, EPS (basic), EPS (diluted), ROE, Revenue, RONA, Stock Price or SVA (as such terms are defined in the Management Incentive Compensation Plan) relating to Hexcel, a subsidiary or business unit. Performance goals applicable to any participant other than the Chief Executive Officer may be any performance measurement relating to Hexcel, a subsidiary or business unit which the Committee deems appropriate as well as the extent of attainment by a participant of individual performance objectives.

    The Committee has the discretion to increase the amount of any award otherwise payable to a participant (other than the Chief Executive Officer), or decrease or eliminate the amount payable to a participant (including the Chief Executive Officer), in each case to reflect such participant's individual performance or such other factors as the Committee deems relevant. The amount of an award payable to the Chief Executive Officer for any plan year shall not exceed $1,500,000.

    Generally an award is payable in cash as soon as practicable after the close of the plan year and certification by the Committee of the degree of achievement of the relevant performance goals; however, a participant who also participates in Hexcel's Management Stock Purchase Plan may elect to receive up to fifty percent of the award for any plan year in the form of restricted stock units issuable pursuant to the Management Stock Purchase Plan.

    AMENDMENT AND TERMINATION

    The Executive Compensation Committee has the authority to amend, suspend or terminate the Management Incentive Compensation Plan. No amendment to the Management Incentive Compensation Plan which requires stockholder approval under applicable law, rule or regulation, shall become effective without the approval of Hexcel's stockholders. In addition, no amendment, suspension or termination of the Management Incentive Compensation Plan may adversely affect the rights of a participant with respect to a plan year ending prior to such action, or the payment of an award payable upon the occurrence of a "change in control" of Hexcel (as defined in the Management Incentive Compensation Plan), without the consent of such participant.

PLAN BENEFITS

    Awards under the Management Incentive Compensation Plan will be granted at the discretion of the Committee and performance criteria may vary from year to year and from participant to participant. Therefore, benefits under the Management Incentive Compensation Plan are not determinable. Compensation paid and other benefits granted to certain executive officers of Hexcel for the 1997 fiscal year are set forth above in the section entitled "EXECUTIVE COMPENSATION".

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    Participants will recognize income upon receipt of a cash award. Generally, no income will be recognized at the time of receipt of an award received in the form of restricted stock units under the Management Stock Purchase Plan until the restricted stock units are converted into shares of Hexcel Common.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL AND ADOPTION OF THE
                    MANAGEMENT INCENTIVE COMPENSATION PLAN.

                            SECTION 16(A) BENEFICIAL
                         OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires Hexcel's directors and executive officers, and persons who own more than ten percent of a registered class of Hexcel's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Hexcel Common and other equity securities of Hexcel. Executive officers, directors, and greater than ten percent stockholders are required by Commission regulations to furnish Hexcel with copies of all Section 16(a) forms they file. To Hexcel's knowledge, based solely on a review of the copies of such reports furnished to Hexcel and written representations that no other reports were required, for the fiscal year ended December 31, 1997, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent stockholders were complied with, except (i) for one inadvertent late filing of a Form 5 by each of the following directors relating to the 2,000 share annual option grant in 1996:
Messrs. Cheesmond, Sherman, Vodicka, Sullivan, Springer and Wimer; (ii) one inadvertent late filing of a Form 5 by Mr. Lee, relating to 19,300 shares of Hexcel Common purchased on December 16, 1997, by Walnut Investors Ltd., an S corporation owned by members of Mr. Lee's immediate family and with respect to which Mr. Lee has joint investment authority and disclaims beneficial ownership; and (iii) one inadvertent late filing of a Form 5 by Mr. Springer relating to the grant of a 40,000 share non-qualified stock option on April 5, 1995, subject to shareholder approval received on February 21, 1996.

                                 OTHER MATTERS

    As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the stockholders at the Annual Meeting. However, if any other matters not known are properly brought before the Annual Meeting, proxies will be voted at the discretion of the proxy holders and in accordance with their judgment on such matters.

                             STOCKHOLDER PROPOSALS

    Any proposal that a Hexcel stockholder intends to present at the 1999 Annual Meeting of Stockholders of Hexcel must be submitted to the Secretary of Hexcel at its offices, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901-3238, no later than December 21, 1998 in order to be considered for inclusion in the Proxy Statement relating to that meeting.

                              INDEPENDENT AUDITORS

    A representative of Price Waterhouse LLP, Hexcel's independent auditors, is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if he desires to do so and will be available to answer appropriate questions from stockholders.

                                 ANNUAL REPORT

    Hexcel's Annual Report to Stockholders containing audited financial statements for the year ended December 31, 1997, is being mailed herewith to all stockholders of record. Additional copies are available without charge on request. Requests should be addressed to the Secretary, Hexcel Corporation, Two Stamford Plaza, 281 Tresser Boulevard, Stamford Connecticut, 06901-3238.

                                          HEXCEL CORPORATION

Stamford, Connecticut
April 20, 1998

                                                                         ANNEX A

                               HEXCEL CORPORATION
                     MANAGEMENT INCENTIVE COMPENSATION PLAN

I. PURPOSE

    The purpose of the Hexcel Corporation Management Incentive Compensation Plan (the "Plan") is to advance the interests of Hexcel Corporation (the "Company") by providing an incentive for those key employees who have a direct, measurable opportunity to advance the Company's goals and promote the growth and long-range interests of the Company. In addition, it is intended that the Plan create linkage between performance and compensation, align management's interests with the interests of stockholders and encourage team management and corporate success. A further purpose of the Plan is to serve as a qualified performance-based compensation program under Section 162 (m) of the Code (as defined below) in order to preserve the Company's tax deduction for compensation paid under the Plan to the Chief Executive Officer of the Company.

II. DEFINITIONS

    (a). "Award" shall mean the amount (if any) payable to a Participant in respect of a Plan Year pursuant to the Plan.

    (b). "Beneficial Owner" (and variants thereof) shall have the meaning given in Rule 13d-3 promulgated under the Exchange Act.

    (c). "Board" shall mean the Board of Directors of the Company.

    (d). "Cause" shall mean (i) the willful and continued failure by the Participant to substantially perform the Participant's duties with the Company (other than any such failure resulting from the Participant's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Participant by the Company, which demand specifically identifies the manner in which the Company believes that the Participant has not substantially performed the Participant's duties, or (ii) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company or its Subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Participant's part shall be deemed "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant's act, or failure to act, was in the best interest of the Company.

    (e). "CEO" shall mean the Chief Executive Officer of the Company.

    (f). "Change in Control" shall have the meaning given in Article XV hereof.

    (g). "Ciba" shall mean Ciba Specialty Chemicals Holding Inc., a Swiss corporation, together with its affiliates holding Company voting securities pursuant to Section 4.01(b) of the Governance Agreement.

    (h). "Code" shall mean the Internal Revenue Code, as amended.

    (i). "Committee" shall mean the Executive Compensation Committee of the Board or such other committee of the Board as may be designated from time to time to administer the Plan.

    (j). "Company" shall mean Hexcel Corporation, a Delaware corporation.

    (k). "Disability" shall mean that, as a result of the Participant's incapacity due to physical or mental illness or injury, the Participant shall not have performed all or substantially all of the Participant's usual duties as an employee for a period of more than one-hundred-fifty (150) days in any period of one-hundred-eighty (180) consecutive days.

    (l). "EBIT" shall mean the consolidated earnings before interest and taxes of the Company and its Subsidiaries.

    (m). "EBITDA" shall mean the consolidated earnings before interest, taxes, depreciation and amortization of the Company and its Subsidiaries.

    (n). "EBT" shall mean the consolidated earnings before taxes of the Company and its Subsidiaries.

    (o). "EPS (basic)" shall mean the consolidated net earnings of the Company and its Subsidiaries per share of issued and outstanding Stock.

    (p). "EPS (diluted)" shall mean the consolidated net earnings of the Company and its Subsidiaries per share of Stock on a fully diluted basis.

    (q). "Eligible Employee" shall mean any officer or employee of the Company or a Subsidiary.

    (r). "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    (s). "Governance Agreement" shall have the meaning given in the Strategic Alliance Agreement.

    (t). "Management Stock Purchase Plan" shall mean the Hexcel Corporation Management Stock Purchase Plan, as amended from time to time.

    (u). "Participant" shall mean any Eligible Employee who is approved by the Committee, in its sole discretion, for participation in the Plan in any Plan Year.

    (v). "Performance Goals" shall mean any one or more criteria and objectives established by the Committee which must be met during the Plan Year as a condition of the Participant's receipt of an Award in respect of such Plan Year. Performance Goals applicable to the CEO shall be based upon the extent of attainment of a level of EBIT, EBITDA, EBT, EPS (basic), EPS (diluted), ROE, Revenue, RONA, Stock Price or SVA relating to the Company, a Subsidiary or business unit. Performance Goals applicable to any Participant other than the CEO may be any performance measurement relating to the Company, a Subsidiary or business unit which the Committee deems appropriate as well as the extent of attainment by a Participant of individual performance objectives.

    (w). "Person", as used in Article XV hereof, shall have the meaning given in
Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) of the Exchange Act, but excluding Ciba for so long as Ciba is subject to the restrictions imposed by the Governance Agreement.

    (x). "Plan" shall mean this Hexcel Corporation Management Incentive Compensation Plan, as amended from time to time.

    (y). "Plan Year" shall mean each calendar year during which the Plan is in effect.

    (z). "Restricted Stock Units" shall mean the units in which an Award is partially or wholly payable pursuant to Article VI hereof and which are issuable pursuant to the Management Stock Purchase Plan.

    (aa). "ROE" shall mean return on the equity of the Company and its Subsidiaries on a consolidated basis.

    (bb). "Revenue" shall mean the consolidated net sales of the Company and its Subsidiaries.

    (cc). "RONA" shall mean return on the consolidated net assets of the Company and its Subsidiaries.

    (dd). "Stock" shall mean shares of common stock of the Company, par value $.01 per share.

    (ee). "Stock Price" shall mean the price of the Company's Stock as reported on the New York Stock Exchange Consolidated Transactions Tape.

    (ff). "Strategic Alliance Agreement" shall mean the Strategic Alliance Agreement among Hexcel Corporation, Ciba-Geigy Limited and Ciba-Geigy Corporation, dated as of September 29, 1995, as amended, and any of their respective permitted successors or assigns thereunder.

    (gg). "Subsidiary" shall mean any subsidiary corporation of the Company consolidated with the Company for financial reporting purposes.

    (hh). "SVA" shall mean return on the weighted average cost of capital of the Company.

    (ii). "Target Incentive Award" shall have the meaning given in Section V(A) hereof.

III. ADMINISTRATION

    Administration of the Plan shall be by the Committee, which shall, in applying and interpreting the provisions of the Plan, have full power and authority to construe, interpret and carry out the provisions of the Plan. All decisions, interpretations and actions of the Committee under the Plan shall be at the Committee's sole and absolute discretion and shall be final, conclusive and binding upon all parties. No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

IV. ELIGIBILITY FOR PARTICIPATION

    The Committee shall have full and complete discretion in determining which Eligible Employees may be Participants in the Plan in any Plan Year. Participation in the Plan in any Plan Year shall not confer any right on any Participant to participate in any subsequent Plan Year.

V. DETERMINATION OF AWARDS

    A. ESTABLISHMENT OF TARGET INCENTIVE AWARDS AND PERFORMANCE GOALS. No later than ninety (90) days after the beginning of a Plan Year the Committee shall establish for each Participant (i) a Target Incentive Award for such Plan Year and the applicable Performance Goals in respect of such Plan Year and (ii) the amount of Award payable under the Plan as a percentage (which may exceed one hundred (100%) percent) of the Target Incentive Award, derived from the degree of achievement of the applicable Performance Goals. The Performance Goals established by the Committee may be (but need not be) different each Plan Year and different goals may be applicable to different Participants. As soon as practicable after the establishment of the Target Incentive Award and Performance Goals, each Participant shall be notified in writing of such Target Incentive Award and the corresponding Performance Goals.

    B. AMOUNT OF AWARD PAYABLE NORMALLY. The Committee shall determine the Award payable to each Participant from the degree of achievement of the applicable Performance Goals. The Committee may, in its sole discretion, (a) increase the amount of any Award otherwise payable to any Participant (other than the CEO) or (b) decrease or eliminate the amount payable to a Participant (including the CEO), in each case to reflect such Participant's individual performance or such other factors as the Committee deems relevant, or in recognition of changed or special circumstances. The amount of the Award payable to the CEO for any Plan Year shall not exceed $1,500,000.

    C. AMOUNT OF AWARD WITH CHANGE OF EMPLOYMENT STATUS. In the event of a change in employment status of a Participant (other than the CEO) during the Plan Year, the Committee may, in its sole discretion, adjust the Award determinants for the Participant based upon the Participant's new status.

    D.  AMOUNT OF AWARD WITH TERMINATION OF EMPLOYMENT OR CHANGE IN
CONTROL. Except as otherwise provided in this paragraph, payment of an Award to a Participant for a particular Plan Year shall be made only if the Participant is employed by the Company or one of its Subsidiaries on the last day of the Plan Year. Notwithstanding any other provision of the Plan, in the case of a Participant's voluntary termination of employment with the Company or a Subsidiary or upon termination of employment with the Company or a Subsidiary for Cause during a Plan Year, the Committee may, in its sole discretion, authorize the full or partial payment of an Award for such Plan Year, if the Participant was actively employed for at least six months during the Plan Year. In the case of a Participant's separation from service due to Disability or death or, in the case of a Participant's (other than the CEO) involuntary termination of employment by the Company or a Subsidiary other than for Cause, a Participant shall be entitled to receive an Award, prorated for the period of active employment with the Company or a Subsidiary during the Plan Year, payable in accordance with Article VI below. In the case of a Change in Control of the Company during a Plan Year, a Participant shall be entitled to receive an Award, prorated for the period of active employment with the Company or a Subsidiary during such Plan Year and prior to the Change in Control, computed as if applicable Performance Goals had been attained at the one hundred (100%) percent level and payable in cash no later than the fifth (5th) day following the Change in Control.

VI. PAYMENT OF AWARDS

    A. TIMING OF PAYMENT. Except as provided in the last sentence of Section V(D) hereof, an Award which becomes payable to a Participant pursuant to Article V hereof shall be paid to the Participant (or the Participant's estate in the event of the Participant's death) as soon as practicable after the close of the Plan Year and certification by the Committee of the degree of achievement of the relevant Performance Goals. No Participant shall have the unconditional right to an Award hereunder until the Plan Year has concluded and the exact amount of the Award (if any) has been determined and certified by the Committee.

    B. PAYMENT IN CASH AND/OR RESTRICTED STOCK UNITS. At the election of each Participant who has been designated by the Committee as a participant in the Management Stock Purchase Plan, up to fifty (50%) percent of the Participant's Award for any Plan Year shall be paid in Restricted Stock Units pursuant to, and subject to the terms and conditions of, the Management Stock Purchase Plan; provided, however, that the Participant's Award for any Plan Year in which a Change in Control occurs shall be paid totally in cash. The Committee, in its discretion, may permit a Participant in the Management Stock Purchase Plan who first becomes employed by the Company or a Subsidiary during a given Plan Year to elect to have up to one-hundred (100%) percent of the Participant's Award for such Plan Year paid in such Restricted Stock Units. The number of Restricted Stock Units to be paid to a Participant shall be calculated in accordance with the Management Stock Purchase Plan. Payment of the balance of the Participant's Award for such Plan Year (or all thereof if no election of Restricted Stock Units is made by the Participant) shall be made in cash. Payments of portions of any Awards made in Restricted Stock Units pursuant to the Management Stock Purchase Plan may be referred to therein as "purchases" of such Restricted Stock Units.

VII. DEFERRAL ELECTIONS

    The Committee may, at its option, establish written procedures pursuant to which Participants are permitted to defer the receipt of Awards payable under the Plan.

VIII. ACCOUNTING DETERMINATIONS

    The Committee reserves sole discretion in adopting and changing, from time to time, the accounting principles and practices reflected in audited financial statements of the Company and, in its sole and absolute judgment, to make such other adjustments in Company financial results and/or Performance Goals as may be deemed reasonable, including, without limitation, changes to reflect acquisitions, divestitures, other corporate capital reorganizations, recapitalization or extraordinary events.

IX. AMENDMENT AND TERMINATION OF PLAN

    The Executive Compensation Committee of the Board reserves the right, at any time including during a Plan Year, to amend, suspend or terminate the Plan, in whole or in part, in any manner, and for any reason, and without the consent of any Participant, or other person; provided, that no such amendment, suspension or termination shall adversely affect the payment of any Award for a Plan Year ending prior to the action amending, suspending or terminating the Plan or the payment of any Award payable pursuant to the last sentence of Section V(D) hereof or the rights of a Participant pursuant to any agreement with the Company or any Subsidiary.

X. GOVERNING LAW

    The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the choice of law principles thereof.

XI. MISCELLANEOUS PROVISIONS

    Nothing contained in the Plan shall give any employee the right to be retained in the employment of the Company or a Subsidiary or affect the right of the Company or a Subsidiary to dismiss any employee. The Plan shall not constitute a contract between the Company or a Subsidiary and any employee. Unless approved by the Committee in respect of a particular Plan Year, no Participant shall have any right to be granted an Award hereunder. Nothing contained in the Plan shall restrict the Committee's power to grant any employee an award or bonus outside the scope of this Plan.

XII. NO ALIENATION OF BENEFITS

    Except insofar as may otherwise be required by law, no amount payable at any time under the Plan shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind, nor in any manner be subject to the debts or liabilities of a Participant, and any attempt to so alienate or subject any such amount, whether presently or thereafter payable, shall be void.

XIII. NO RIGHT, TITLE OR INTEREST IN COMPANY'S ASSETS

    Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create, or be construed to create, a trust of any kind, or fiduciary relationship between the Company or a Subsidiary and any Participant or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such rights shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company, and no special or separate funds shall be established, and no segregation of assets shall be made, to assure payment thereof.

XIV. NO STOCK SUBJECT TO THE PLAN

    No shares of Stock shall be reserved for, or issued under, the Plan. To the extent that Awards are paid in Restricted Stock Units, each Restricted Stock Unit shall be issued under, and subject to the terms and conditions of, the Management Stock Purchase Plan.

XV. CHANGE IN CONTROL

    For purposes of the Plan, the term "Change in Control" shall mean any of the following events:

    (a)(i) any Person is or becomes the Beneficial Owner of 20% or more of either (x) the then outstanding common stock of the Company (the "Outstanding Common Stock") or (y) the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Company (the "Total Voting Power"), excluding, however, the following: (1) any acquisition by the Company or any of its affiliates or (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates; and (ii) Ciba Beneficially Owns, in the aggregate, a lesser percentage of the Total Voting Power than such Person Beneficially Owns; or

    (b) a change in the composition of the Board such that the individuals who, as of the date of the adoption of the Plan by the Board, constitute the Board (such individuals shall be hereinafter referred to as the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a director subsequent to such date, whose election, or nomination for election by the Company's stockholders, was made or approved pursuant to the Governance Agreement or by a vote of at least a majority of the Incumbent Directors (or directors whose election or nomination for election was previously so approved) shall be considered a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person or legal entity other than the Board shall not be considered a member of the Incumbent Board; or

    (c) the approval by the stockholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company ("Corporate Transaction"); excluding, however, such a Corporate Transaction (i) pursuant to which all or substantially all of the individuals and entities who are the Beneficial Owners, respectively, of the Outstanding Common Stock and Total Voting Power immediately prior to such Corporate Transaction will Beneficially Own, directly or indirectly, more than 50%, respectively, of the outstanding common stock and the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the company resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Corporate Transaction of the Outstanding Common Stock and Total Voting Power, as the case may be, or (ii) after which no Person Beneficially Owns a greater percentage of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of such corporation than does Ciba; or

    (d) Ciba shall become the Beneficial Owner of more than 57.5% of the Total Voting Power; or

    (e) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

XVI. INTERPRETATION

    The Plan is designed and intended to comply with Section 162 (m) of the Code to the extent applicable to the CEO as a "covered person" as defined therein, and the Plan shall be construed in a manner to so comply.

XVII. EFFECTIVE DATE AND TERM

    The Board of Directors approved the Management Incentive Compensation Plan on December 5, 1996 (the "Unamended Plan"). On March 26, 1998, the Board of Directors adopted this amended and restated Plan subject to the approval of the stockholders of the Company. Upon such stockholder approval, this Plan will replace the Unamended Plan for Awards made in respect of Plan Year 1998 and thereafter. In the event such stockholder approval is not obtained, the Unamended Plan shall continue in effect as though this amended and restated Plan had not been adopted by the Board of Directors.